Exhibit 99.3
Part I

Item 1.    Consolidated Financial Statements (Unaudited)

Vital Energy, Inc.
Consolidated balance sheets
(in thousands, except share data)
(Unaudited)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$14,697	$40,179
Accounts receivable, net	227,747	299,698
Derivatives	149,332	101,474
Other current assets	29,276	25,205
Total current assets	421,052	466,556
Property and equipment:
Oil and natural gas properties, full cost method:
Evaluated properties	14,429,480	13,587,040
Unevaluated properties not being depleted	132,800	242,792
Less: accumulated depletion and impairment	(10,509,728)	(8,966,200)
Oil and natural gas properties, net	4,052,552	4,863,632
Midstream and other fixed assets, net	121,050	134,265
Property and equipment, net	4,173,602	4,997,897
Derivatives	20,960	34,564
Operating lease right-of-use assets	65,669	104,329
Deferred income taxes	5,971	239,685
Other noncurrent assets, net	29,878	35,915
Total assets	$4,717,132	$5,878,946
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$195,566	$185,115
Accrued capital expenditures	93,390	95,593
Undistributed revenue and royalties	142,799	187,563
Operating lease liabilities	28,087	73,143
Other current liabilities	81,637	59,725
Total current liabilities	541,479	601,139
Long-term debt, net	2,282,320	2,454,242
Derivatives	25,837	5,814
Asset retirement obligations	76,040	82,941
Operating lease liabilities	29,218	26,733
Other noncurrent liabilities	6,020	7,506
Total liabilities	2,960,914	3,178,375
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized and zero issued and outstanding as of September 30, 2025 and December 31, 2024	—	—
Common stock, $0.01 par value, 80,000,000 shares authorized, and 38,690,302 and 38,144,248 issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	387	381
Additional paid-in capital	3,833,813	3,823,241
Accumulated deficit	(2,077,982)	(1,123,051)
Total stockholders' equity	1,756,218	2,700,571
Total liabilities and stockholders' equity	$4,717,132	$5,878,946

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Vital Energy, Inc.
Consolidated statements of operations
(in thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Revenues:
Oil sales	$367,511	$416,668	$1,155,448	$1,274,119
NGL sales	42,929	41,807	155,714	128,752
Natural gas sales	9,206	(9,724)	47,175	3,150
Sales of purchased oil	—	8,986	—	8,986
Other operating revenues	1,180	1,497	4,296	2,937
Total revenues	420,826	459,234	1,362,633	1,417,944
Costs and expenses:
Lease operating expenses	114,259	107,686	325,494	327,156
Production and ad valorem taxes	20,525	27,244	80,106	84,937
Oil transportation and marketing expenses	10,527	12,445	31,296	34,477
Gas gathering, processing and transportation expenses	6,774	4,602	18,910	12,066
Costs of purchased oil	—	9,331	—	9,331
General and administrative	25,046	22,005	71,517	74,934
Organizational restructuring expenses	—	—	4,627	—
Depletion, depreciation and amortization	180,516	187,063	556,840	527,468
Impairment expense	419,955	—	1,005,242	—
Other operating expenses, net	6,280	1,754	10,456	5,365
Total costs and expenses	783,882	372,130	2,104,488	1,075,734
Gain (loss) on disposal of assets, net	685	839	2,050	1,005
Operating income (loss)	(362,371)	87,943	(739,805)	343,215
Non-operating income (expense):
Gain (loss) on derivatives, net	56,069	226,553	169,233	82,064
Interest expense	(49,994)	(40,119)	(150,228)	(124,230)
Loss on extinguishment of debt, net	—	—	—	(66,115)
Other income (expense), net	999	1,247	2,215	5,921
Total non-operating income (expense), net	7,074	187,681	21,220	(102,360)
Income (loss) before income taxes	(355,297)	275,624	(718,585)	240,855
Income tax benefit (expense)	1,775	(60,324)	(236,346)	(54,984)
Net income (loss)	(353,522)	215,300	(954,931)	185,871
Preferred stock dividends	—	—	—	(652)
Net income (loss) available to common stockholders	$(353,522)	$215,300	$(954,931)	$185,219
Net income (loss) per common share:
Basic	$(9.35)	$5.75	$(25.32)	$5.08
Diluted	$(9.35)	$5.73	$(25.32)	$4.97
Weighted-average common shares outstanding:
Basic	37,801	37,459	37,714	36,472
Diluted	37,801	37,580	37,714	37,370

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Vital Energy, Inc.
Consolidated statements of stockholders' equity
(in thousands)
(Unaudited)

	Preferred Stock		Common stock		Additional paid-in capital	Treasury stock (at cost)		Accumulated deficit
	Shares	Amount	Shares	Amount		Shares	Amount		Total
Balance, December 31, 2024	—	$—	38,144	$381	$3,823,241	—	$—	$(1,123,051)	$2,700,571
Restricted stock awards	—	—	651	7	(7)	—	—	—	—
Restricted stock forfeitures	—	—	(7)	—	—	—	—	—	—
Stock exchanged for tax withholding	—	—	(126)	(1)	(3,922)	126	3,923	—	—
Retirement of treasury stock	—	—	—	—	—	(126)	(3,923)	—	(3,923)
Share-settled equity-based compensation	—	—	—	—	4,694	—	—	—	4,694
Performance share conversion	—	—	40	—	—	—	—	—	—
Net income (loss)	—	—	—	—	—	—	—	(18,837)	(18,837)
Balance, March 31, 2025	—	—	38,702	387	3,824,006	—	—	(1,141,888)	2,682,505
Restricted stock awards	—	—	24	—	—	—	—	—	—
Restricted stock forfeitures	—	—	(106)	(1)	1	—	—	—	—
Stock exchanged for tax withholding	—	—	(2)	—	(33)	2	33	—	—
Retirement of treasury stock	—	—	—	—	—	(2)	(33)	—	(33)
Share-settled equity-based compensation	—	—	—	—	4,167	—	—	—	4,167
Other	—	—	70	1	1,510	—	—	—	1,511
Net income (loss)	—	—		—	—	—	—	(582,572)	(582,572)
Balance, June 30, 2025	—	—	38,688	387	3,829,651	—	—	(1,724,460)	2,105,578
Restricted stock awards	—	—	17	—	—	—	—	—	—
Restricted stock forfeitures	—	—	(15)	—	—	—	—	—	—
Stock exchanged for tax withholding	—	—	—	—	(10)	—	10	—	—
Retirement of treasury stock	—	—	—	—	—	—	(10)	—	(10)
Share-settled equity-based compensation	—	—	—	—	4,172	—	—	—	4,172
Net income (loss)	—	—	—	—	—	—	—	(353,522)	(353,522)
Balance, September 30, 2025	—	$—	38,690	$387	$3,833,813	—	$—	$(2,077,982)	$1,756,218

	Preferred Stock		Common stock		Additional paid-in capital	Treasury stock (at cost)		Accumulated deficit
	Shares	Amount	Shares	Amount		Shares	Amount		Total
Balance, December 31, 2023	595	$6	35,414	$354	$3,733,775	—	$—	$(948,878)	$2,785,257
Restricted stock awards	—	—	445	5	(4)	—	—	—	1
Restricted stock forfeitures	—	—	(5)	—	—	—	—	—	—
Stock exchanged for tax withholding	—	—	(72)	(1)	(3,410)	72	3,411	—	—
Retirement of treasury stock	—	—	—	—	—	(72)	(3,411)	—	(3,411)
Share-settled equity-based compensation	—	—	—	—	4,348	—	—	—	4,348
Equity issued for acquisition of oil and natural gas properties	980	10	879	9	78,721	—	—	—	78,740
Net income (loss)	—	—	—	—	—	—	—	(66,131)	(66,131)
Balance, March 31, 2024	1,575	16	36,661	367	3,813,430	—	—	(1,015,009)	2,798,804
Restricted stock awards	—	—	13	—	—	—	—	—	—
Restricted stock forfeitures	—	—	(8)	—	—	—	—	—	—
Stock exchanged for tax withholding	—	—	—	—	(9)	—	9	—	—
Retirement of treasury stock	—	—	—	—	—	—	(9)	—	(9)
Share-settled equity-based compensation	—	—	—	—	4,865	—	—	—	4,865
Equity issued for acquisition of oil and natural gas properties	—	—	(76)	(1)	(3,811)	—	—	—	(3,812)
Preferred stock conversion	(1,575)	(16)	1,575	16	—	—	—	—	—
Preferred stock dividend paid	—	—	—	—	—	—	—	(652)	(652)
Net income (loss)	—	—	—	—	—	—	—	36,702	36,702
Balance, June 30, 2024	—	—	38,165	382	3,814,475	—	—	(978,959)	2,835,898
Restricted stock awards	—	—	12	—	—	—	—	—	—
Restricted stock forfeitures	—	—	(5)	—	—	—	—	—	—
Stock exchanged for tax withholding	—	—	(3)	—	(113)	3	113	—	—
Retirement of treasury stock	—	—	—	—	—	(3)	(113)	—	(113)
Share-settled equity-based compensation	—	—	—	—	4,756	—	—	—	4,756
Net income (loss)	—	—	—	—	—	—	—	215,300	215,300
Balance, September 30, 2024	—	$—	38,169	$382	$3,819,118	—	$—	$(763,659)	$3,055,841

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Vital Energy, Inc.
Consolidated statements of cash flows
(in thousands)
(Unaudited)

	Nine months ended September 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$(954,931)	$185,871
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Share-settled equity-based compensation, net	9,997	11,248
Depletion, depreciation and amortization	556,840	527,468
Impairment expense	1,005,242	—
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	(169,233)	(82,064)
Settlements received (paid) for matured derivatives, net	155,002	10,751
Loss on extinguishment of debt, net	—	66,115
Deferred income tax (benefit) expense	233,714	52,278
Other, net	29,785	19,608
Changes in operating assets and liabilities:
Accounts receivable, net	71,479	13,815
Other current assets	(8,585)	(7,667)
Other noncurrent assets, net	(5,813)	(836)
Accounts payable and accrued liabilities	10,451	(21,281)
Undistributed revenue and royalties	(44,764)	(19,593)
Other current liabilities	22,957	(1,432)
Other noncurrent liabilities	(22,263)	(11,125)
Net cash provided by (used in) operating activities	889,878	743,156
Cash flows from investing activities:
Acquisitions of oil and natural gas properties, net	(1,636)	(831,225)
Capital expenditures:
Oil and natural gas properties	(756,640)	(633,279)
Midstream and other fixed assets	(7,432)	(16,630)
Proceeds from dispositions of capital assets, net of selling costs	33,059	2,741
Other, net	766	(1,776)
Net cash provided by (used in) investing activities	(731,883)	(1,480,169)
Cash flows from financing activities:
Borrowings on Senior Secured Credit Facility	450,000	1,440,000
Payments on Senior Secured Credit Facility	(625,000)	(715,000)
Issuance of senior unsecured notes	—	1,001,500
Extinguishment of debt	—	(952,214)
Stock exchanged for tax withholding	(3,966)	(3,533)
Payments for debt issuance costs	—	(21,738)
Other, net	(4,511)	(3,871)
Net cash provided by (used in) financing activities	(183,477)	745,144
Net increase (decrease) in cash and cash equivalents	(25,482)	8,131
Cash and cash equivalents, beginning of period	40,179	14,061
Cash and cash equivalents, end of period	$14,697	$22,192
 The accompanying notes are an integral part of these unaudited consolidated financial statements.

Table of Contents	Vital Energy, Inc.
Condensed notes to the consolidated financial statements
(Unaudited)
Note 1—Organization and basis of presentation
Organization
Vital Energy, Inc. ("Vital Energy," "Vital" or the "Company"), together with its wholly-owned subsidiary, Vital Midstream Services, LLC ("VMS"), is an independent energy company focused on the acquisition, exploration and development of oil and natural gas properties in the Permian Basin of West Texas. In these notes, the "Company" refers to Vital Energy and VMS collectively, unless the context indicates otherwise. All amounts, dollars and percentages presented in these unaudited consolidated financial statements and the related notes are rounded and, therefore, approximate.
Explanatory Note
On August 24, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Crescent Energy Company, a Delaware corporation ("Crescent"), Venus Merger Sub I Inc., a Delaware corporation and a wholly owned subsidiary of Crescent (“Merger Sub Inc.”), and Venus Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of Crescent (“Merger Sub LLC”). Pursuant to the terms of the Merger Agreement, Crescent will acquire the Company in an all-equity transaction through: (i) the merger of Merger Sub Inc. (the “First Company Merger”) with and into the Company, with the Company continuing as the surviving entity (the “Surviving Corporation”) and (ii) immediately following the First Company Merger, the merger of the Surviving Corporation (the “Second Company Merger” and, together with the First Company Merger, the “Mergers”) with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving entity (the “Surviving Company”), in each case, on the terms and subject to the conditions set forth in the Merger Agreement.
On the terms and subject to the conditions set forth in the Merger Agreement:
•at the effective time of the First Company Merger (the “Effective Time”), (i) each share of capital stock of Merger Sub Inc. issued and outstanding immediately prior to the Effective Time will be converted into and will represent one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and (ii) each share of common stock, par value $0.01 per share, of the Company (“Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding each share of Common Stock held by the Company as treasury shares or by Crescent, Merger Sub Inc. or Merger Sub LLC, or by any wholly owned subsidiary of the Company, Merger Sub Inc. or Merger Sub LLC immediately prior to the Effective Time ("Excluded Shares")) will be converted into the right to receive from Crescent 1.9062 fully paid and nonassessable shares of Class A common stock, par value $0.0001 per share, of Crescent (the “Crescent Common Stock” and such right to receive Crescent Common Stock, the "Merger Consideration"), with cash to be paid in lieu of fractional shares, if any, and (iii) each Excluded Share will automatically be canceled and will cease to exist and no consideration will be delivered in exchange for such share; and
•at the effective time of the Second Company Merger (the “Second Company Merger Effective Time”), (i) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Company Merger Effective Time will automatically be cancelled and cease to exist, and no consideration will be delivered in exchange therefor, and (ii) the limited liability company interests of Merger Sub LLC issued and outstanding as of immediately prior to the Second Company Merger Effective Time will remain outstanding and will not be affected by virtue of the Second Company Merger, and no consideration will be paid in respect thereof, and Crescent will continue as the sole member of the Surviving Company.
As a result of the Mergers and as of the closing of the Mergers (the “Closing”), the Company's stockholders as of immediately prior to the Effective Time will own approximately 23% of the outstanding shares of Crescent Common Stock, and Crescent's stockholders as of immediately prior to the Effective Time will own approximately 77% of the outstanding shares of Crescent Common Stock. Pursuant to the Merger Agreement, prior to the Effective Time, Crescent will (i) cause the number of directors constituting the board of directors of Crescent (the “Crescent Board”) to increase to 12, to become effective immediately prior to, but conditioned on, the Effective Time and (ii) appoint two directors designated by the Company and reasonably acceptable to Crescent to the Crescent Board as of the Effective Time (such directors, the “Company Designated Directors”).
Our board of directors (the “Board”) and the Crescent Board have each unanimously approved and declared advisable the Merger Agreement and transactions contemplated thereby. The completion of the Mergers is generally subject to certain

Table of Contents	Vital Energy, Inc.
Condensed notes to the consolidated financial statements
(Unaudited)
customary mutual conditions, including (i) the receipt of the required approval from the Company’s stockholders, (ii) the receipt of the required approval from Crescent’s stockholders, (iii) the termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iv) the absence of any governmental order or law that makes consummation of the Mergers illegal or otherwise prohibited, (v) Crescent’s registration statement on Form S-4 having been declared effective by the SEC under the Securities Act and no stop order having been issued, initiated or, to the knowledge of the Company or Crescent, threatened by the SEC, and (vi) the shares of Crescent Common Stock issuable in connection with the Mergers having been authorized for listing on the NYSE, subject to official notice of issuance. The obligation of each party to consummate the Mergers is further generally conditioned upon certain of the parties’ representations and warranties being true and correct (subject to certain materiality exceptions), the absence of a material adverse effect on each party, the parties having performed in all material respects their respective obligations under the Merger Agreement, and the receipt by each party of a compliance certificate. Until the approval by shareholders and the subsequent closing (as described above), the Company must continue to operate as a stand-alone entity.
Basis of presentation
The unaudited consolidated financial statements were derived from the historical accounting records of the Company and reflect the historical financial position, results of operations and cash flows for the periods described herein. The unaudited consolidated financial statements have been prepared in accordance with GAAP. All material intercompany transactions and account balances have been eliminated in the consolidation of accounts.
The unaudited consolidated financial statements have not been audited by the Company's independent registered public accounting firm, except that the consolidated balance sheet as of December 31, 2024 is derived from the Company's audited consolidated financial statements. In the opinion of management, the unaudited consolidated financial statements reflect all necessary adjustments to present fairly the Company's interim financial position, results of operations and cash flows. All adjustments are of a recurring nature unless otherwise disclosed herein.
Certain disclosures have been condensed or omitted from the unaudited consolidated financial statements. Accordingly, the unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the 2024 Annual Report.
Significant accounting policies
There have been no material changes in the Company's significant accounting policies during the nine months ended September 30, 2025. See Note 2 in the 2024 Annual Report for further discussion of significant accounting policies.
Use of estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes these estimates are reasonable, actual results could differ.
See Note 2 in the 2024 Annual Report for further information regarding the use of estimates and assumptions.
Note 2—New accounting standards
The Company considered the applicability and impact of all Accounting Standards Updates ("ASU") issued by the Financial Accounting Standards Board ("FASB") to the Accounting Standards Codification. There were no new ASUs adopted during the nine months ended September 30, 2025. See below for discussion of ASUs not yet adopted.
ASU not yet adopted
In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires additional disclosure about specific types of expenses included in the expense captions presented on the income statement. The amendments in this accounting standard are effective, on a prospective basis, for fiscal years beginning after December 15, 2026, and interim periods beginning after December 15, 2027. Early adoption is permitted. Adoption of this ASU is expected

Table of Contents	Vital Energy, Inc.
Condensed notes to the consolidated financial statements
(Unaudited)
to result in additional disclosure, but will not impact the Company's consolidated financial position, results of operations or cash flows.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires more detailed tax disclosures, including disaggregated information about an entity's effective tax rate reconciliation as well as expanded information on income taxes paid by jurisdiction. The amendments in this accounting standard are effective for fiscal years beginning after December 15, 2024, on a prospective basis. Early adoption is permitted. Adoption of this ASU is expected to result in additional disclosure, but will not impact the Company’s consolidated financial position, results of operations or cash flows.
Note 3—Acquisitions
Point Acquisition
On September 20, 2024 (the "Point Closing Date"), the Company, together with Northern Oil and Gas, Inc. ("NOG"), purchased certain oil and natural gas properties located in the Delaware Basin from Point Energy Partners Petroleum, LLC, Point Energy Partners Operating, LLC, Point Energy Partners Water, LLC and Point Energy Partners Royalty, LLC (collectively, “Point”) for an aggregate purchase price of $1.0 billion in cash, including closing adjustments (the "Point Acquisition"). The Company purchased 80% of the acquired assets, consisting of approximately 16,300 net acres in Ward and Winkler Counties, and will operate the assets, and NOG purchased the remaining 20% of the assets. The Company's portion of the aggregate preliminary purchase price was $827.0 million, which consisted of (i) $805.1 million in cash and (ii) $21.9 million of estimated transaction-related expenses. See Note 4 in the 2024 Annual Report for additional discussion of the Point Acquisition.
PEP Acquisition
On February 2, 2024, the Company purchased additional working interests in producing properties associated with a previous acquisition. The aggregate purchase price, inclusive of final adjustments, of $77.6 million consisted of (i) 878,690 shares of Common Stock based upon the share price as of the closing date, totaling $37.1 million, (ii) 980,272 shares of the Company's 2.0% Cumulative Mandatorily Convertible Series A Preferred Stock, par value $0.01 per share ("Preferred Stock") based upon the share price as of the closing date, totaling $41.3 million, (iii) the fair value of preferred stock dividends totaling $0.3 million, (iv) $1.8 million of cash consideration received for closing adjustments and (v) $0.7 million in transaction-related expenses. The 980,272 shares of Preferred Stock were subsequently converted to an equal number of shares of Common Stock on May 23, 2024. See Note 4 in the 2024 Annual Report for additional discussion of the PEP Acquisition.
Note 4—Property and equipment
Full cost ceiling impairment
As discussed in Note 2 in the 2024 Annual Report, the Company uses the full cost method of accounting for its oil and natural gas properties. This accounting method requires a quarterly full cost ceiling test. The full cost ceiling is based principally on the estimated future net revenues from proved oil, NGL and natural gas reserves, which exclude the effect of the Company's commodity derivative transactions, discounted at 10%. The SEC guidelines require companies to use the unweighted arithmetic average first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period before differentials ("Benchmark Prices"). The Benchmark Prices are then adjusted for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead ("Realized Prices") without giving effect to the Company's commodity derivative transactions. The Realized Prices are utilized to calculate the estimated future net revenues in the full cost ceiling calculation. Additional significant inputs included in the calculation of discounted cash flows used in the impairment analysis include the Company's estimate of operating and development costs, anticipated production of proved reserves and other relevant data. In the event the unamortized cost of evaluated oil and natural gas properties being depleted exceeds the full cost ceiling, as defined by the SEC, the excess is expensed in the period such excess occurs. Once incurred, a write-down of oil and natural gas properties is not reversible.

Table of Contents	Vital Energy, Inc.
Condensed notes to the consolidated financial statements
(Unaudited)
The unamortized cost of evaluated oil and natural gas properties being depleted exceeded the full cost ceiling as of September, 30, 2025, June 30, 2025 and March 31, 2025. The following table presents full cost ceiling impairment expense, which is included in "Impairment expense" on the unaudited consolidated statements of operations, for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2025	2024	2025	2024
Full cost ceiling impairment expense	$419,955	$—	$1,005,242	$—
If prices remain at or below the current levels, subject to numerous factors and inherent limitations and all other factors remain constant, we could incur additional non-cash full cost ceiling impairments in future quarters, which will have an adverse effect on our statement of operations.
The following table presents the Benchmark Prices and the Realized Prices utilized in the full cost ceiling calculation as of the dates presented:

	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Benchmark Prices:
Oil ($/Bbl)	$67.45	$70.48	$74.52	$75.48	$78.64
NGL ($/Bbl)(1)	$67.45	$70.48	$74.52	$75.48	$78.64
Natural gas ($/MMBtu)	$3.10	$2.86	$2.44	$2.13	$2.21
Realized Prices:
Oil ($/Bbl)	$68.35	$71.47	$75.55	$76.76	$79.92
NGL ($/Bbl)	$16.16	$15.65	$13.87	$13.66	$14.06
Natural gas ($/Mcf)	$1.11	$0.98	$1.04	$0.85	$0.81
_____________________________________________________________________________
(1)    The Company utilizes WTI NYMEX in the calculation of its NGL Benchmark Prices.
Divestiture
During 2025, the Company sold non-core oil and natural gas properties for net proceeds of $30.5 million. Pursuant to the rules governing full cost accounting, the net proceeds and removal of $8.4 million in asset retirement obligations were recorded as adjustments to oil and natural gas properties.

Table of Contents	Vital Energy, Inc.
Condensed notes to the consolidated financial statements
(Unaudited)
Note 5—Debt
Long-term debt, net
The following table presents the Company's long-term debt and unamortized debt issuance costs, discounts and premiums included in "Long-term debt, net" on the consolidated balance sheets as of the dates presented:

(in thousands)	September 30, 2025	December 31, 2024
7.750% senior unsecured notes due 2029 (July 2029 Notes)	$298,214	$298,214
9.750% senior unsecured notes due 2030 (September 2030 Notes)	302,364	302,364
7.875% senior unsecured notes due 2032 (March 2032 Notes)	1,000,000	1,000,000
Senior Secured Credit Facility	705,000	880,000
Total long-term debt	2,305,578	2,480,578
Unamortized debt issuance costs(1)	(21,762)	(24,579)
Unamortized discounts	(2,730)	(3,132)
Unamortized premiums	1,234	1,375
Total long-term debt, net	$2,282,320	$2,454,242
______________________________________________________________________________
(1)Unamortized debt issuance costs related to the Senior Secured Credit Facility of $9.1 million and $12.5 million as of September 30, 2025 and December 31, 2024, respectively, are included in "Other noncurrent assets, net" on the consolidated balance sheets.
Senior Secured Credit Facility
As of September 30, 2025, the Senior Secured Credit Facility, which matures on September 13, 2027, had a maximum credit amount of $3.0 billion, a borrowing base and an aggregate elected commitment of $1.4 billion, and an outstanding balance of $705.0 million subject to a weighted-average interest rate of 7.008%. The Senior Secured Credit Facility contains both financial and non-financial covenants, all of which the Company was in compliance with for all periods presented. Additionally, the Senior Secured Credit Facility provides for the issuance of letters of credit, limited to the lesser of total capacity or $80.0 million. As of September 30, 2025 and December 31, 2024, the Company had no letters of credit outstanding under the Senior Secured Credit Facility. For additional information on the Senior Secured Credit Facility, see Note 7 in the 2024 Annual Report.
Subsequent to September 30, 2025, the Company borrowed $95.0 million and repaid $75.0 million on the Senior Secured Credit Facility. As a result, the outstanding balance under the Senior Secured Credit Facility was $725.0 million as of October 29, 2025.
As a result of and in light of the pending merger with Crescent, the Company requested that Wells Fargo Bank, N.A., as administrative agent of the Senior Secured Credit Facility, and the banks signatory thereto, enter into a letter agreement to consent to postponing the fall 2025 borrowing base redetermination until December 19, 2025 from the currently required date of on or around November 1, 2025. The executed letter agreement was received by the Company before November 1, 2025.
Senior unsecured notes
On March 28, 2024, the Company completed an offering of $800.0 million in aggregate principal amount of 7.875% senior unsecured notes due 2032 (the "Initial March 2032 Notes") for net proceeds of $784.8 million. The net proceeds from this offering and the Tack-On March 2032 Notes (defined below) were used to (i) extinguish in full the Company's 10.125% senior unsecured notes due 2028 (the "January 2028 Notes"), (ii) reduce the outstanding principal amount of the 9.750% senior unsecured notes due 2030 (the "September 2030 Notes") and (iii) repay a portion of the outstanding borrowings on the Senior Secured Credit Facility. On March 29, 2024, the Company settled a cash tender offer on the January 2028 Notes for an aggregate principal amount outstanding of $431.2 million.
On April 3, 2024, the Company completed an offering of an additional $200.0 million in aggregate principal amount of 7.875% senior unsecured notes due 2032 (the "Tack-On March 2032 Notes," and, together with the Initial March 2032 Notes, the "March 2032 Notes"), at 100.750% of par, under the same indenture dated as of March 28, 2024 for net proceeds of

Table of Contents	Vital Energy, Inc.
Condensed notes to the consolidated financial statements
(Unaudited)
approximately $198.7 million. On April 3, 2024, the Company settled a cash tender offer on the September 2030 Notes of $197.6 million and on April 29, 2024, the Company redeemed the remaining principal amount outstanding on the January 2028 Notes of $269.2 million at a redemption price of 105.063%.
The following table presents the components of the Company's loss on extinguishment of debt, net during the period presented:

(in thousands)	Nine months ended September 30, 2024
Principal amount tendered or redeemed	$897,945
Extinguishment of debt(1)	(952,214)
Early tender or redemption premiums	(54,269)
Write-off of debt issuance costs	(13,121)
Write-off of issuance discount	(2,311)
Write-off of issuance premium	3,586
Loss on extinguishment of debt, net(2)	$(66,115)
______________________________________________________________________________
(1)Amounts are included in "Extinguishment of debt" in cash flows from financing activities on the consolidated statements of cash flows.
(2)Amounts are included in "Loss on extinguishment of debt, net" on the consolidated statements of operations.

No gain or loss on extinguishment of debt was recorded during the three and nine months ended September 30, 2025 or the three months ended September 30, 2024.
Note 6—Equity Incentive Plan
The Vital Energy, Inc. Omnibus Equity Incentive Plan (the "Equity Incentive Plan") provides for the granting of incentive awards in the form of restricted stock awards, stock option awards, performance share unit awards, restricted stock unit awards, stock appreciation rights, stock bonus awards and other awards. The Equity Incentive Plan allows for the issuance of up to 3,332,500 shares.
See Note 9 in the 2024 Annual Report for additional discussion of the Company's equity-based compensation awards.
The following table presents activity for equity-based compensation awards for the nine months ended September 30, 2025:

	Equity Awards		Liability Awards
(in thousands)	Restricted stock awards	Share-settled performance share unit awards(1)	Cash-settled performance share unit awards(2)
Outstanding as of December 31, 2024	665	48	215
Granted	692	—	192
Forfeited	(128)	—	(4)
Vested	(345)	(48)	—
Outstanding as of September 30, 2025	884	—	403
_____________________________________________________________________________
(1)The share-settled performance share unit awards granted on February 22, 2022 had a performance period of January 1, 2022 to December 31, 2024 and, as their market and performance criteria were satisfied, resulted in an 82% payout. As such, the granted awards vested and were converted into 39,691 shares of Common Stock during the first quarter of 2025 based on this 82% payout.
(2)On February 20, 2025, the Company granted cash-settled performance share unit awards with a performance period of January 1, 2025 through December 31, 2027. The market criteria consists of: (i) relative total shareholder return comparing the Company's shareholder return to the shareholder return of the exploration and production companies listed in the Russell 2000 Index and (ii) absolute shareholder return. The performance criteria consists of: (i) earnings before interest, taxes, depreciation, amortization and exploration expense and three-year total debt reduction and

Table of Contents	Vital Energy, Inc.
Condensed notes to the consolidated financial statements
(Unaudited)
(ii) an inventory quality component. Any units earned are expected to be paid in cash during the first quarter following the completion of the requisite service period, based on the achievement of market and performance criteria, and the payout can range from 0% to 225%.
As of September 30, 2025, total unrecognized cost related to equity-based compensation awards was $25.7 million, of which $3.5 million was attributable to liability awards which will be settled in cash rather than shares. Such cost will be recognized on a straight-line basis over an expected weighted-average period of 1.94 years.
Equity-based compensation
The following table reflects equity-based compensation expense for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2025	2024	2025	2024
Equity awards:
Restricted stock awards	$4,172	$4,421	$12,752	$12,615
Share-settled performance share unit awards	—	335	281	1,354
Total share-settled equity-based compensation, gross	4,172	4,756	13,033	13,969
Less: amounts capitalized	(1,012)	(943)	(3,036)	(2,721)
Total share-settled equity-based compensation, net	3,160	3,813	9,997	11,248
Liability awards:
Cash-settled performance unit awards	328	(411)	(42)	1,816
Total cash-settled equity-based compensation, gross	328	(411)	(42)	1,816
Less: amounts capitalized	—	—	(2)	(14)
Total cash-settled equity-based compensation, net	328	(411)	(44)	1,802
Total equity-based compensation, net	$3,488	$3,402	$9,953	$13,050

Table of Contents	Vital Energy, Inc.
Condensed notes to the consolidated financial statements
(Unaudited)
Note 7—Net income (loss) per common share
Basic net income (loss) per common share is computed by first subtracting preferred stock dividends, if any, from net income (loss) to arrive at net income (loss) available to common stockholders, and then dividing net income (loss) available to common stockholders by the basic weighted-average common shares outstanding for the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the diluted weighted-average common shares outstanding for the period, which reflects the potential dilution of non-vested equity-based compensation awards and outstanding preferred stock. In periods where the Company has a net loss, the non-vested equity-based compensation awards and outstanding preferred stock are excluded from the calculation of diluted net loss per common share as their effect would be anti-dilutive. See Notes 8 and 9 in the 2024 Annual Report for additional discussion of the Company's preferred stock and equity-based compensation awards, respectively.
The following table reflects the calculations of basic and diluted (i) weighted-average common shares outstanding and (ii) net income (loss) per common share for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except for per share data)	2025	2024	2025	2024
Net income (loss)	$(353,522)	$215,300	$(954,931)	$185,871
Less: preferred stock dividends	—	—	—	652
Net income (loss) available to common stockholders	$(353,522)	$215,300	$(954,931)	$185,219
Weighted-average common shares outstanding:
Basic	37,801	37,459	37,714	36,472
Dilutive non-vested restricted stock awards	—	102	—	108
Dilutive non-vested share-settled performance share unit awards	—	19	—	13
Dilutive preferred stock	—	—	—	777
Diluted	37,801	37,580	37,714	37,370
Net income (loss) per common share:
Basic	$(9.35)	$5.75	$(25.32)	$5.08
Diluted	$(9.35)	$5.73	$(25.32)	$4.97

Anti-dilutive weighted-average common shares outstanding(1):
Non-vested restricted stock awards	714	396	745	104
Non-vested share-settled performance share unit awards	—	—	7	—
_____________________________________________________________________________
(1)Shares excluded from the diluted net income (loss) per common share calculation because their effect would be anti-dilutive.
Note 8—Derivatives
The Company has two types of derivative instruments as of September 30, 2025: (i) commodity derivatives and (ii) a contingent consideration derivative. See Note 9 for discussion of fair value measurement of derivatives on a recurring basis. The Company's derivatives were not designated as hedges for accounting purposes, and the Company does not enter into such instruments for speculative trading purposes. Accordingly, the changes in derivative fair values are recognized in "Gain (loss) on derivatives, net" under "Non-operating income (expense)" on the consolidated statements of operations.

Table of Contents	Vital Energy, Inc.
Condensed notes to the consolidated financial statements
(Unaudited)
The following table summarizes components of the Company's gain on derivatives, net by type of derivative instrument for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2025	2024	2025	2024
Commodity	$62,778	$237,103	$167,027	$90,693
Contingent consideration	(6,709)	(10,550)	2,206	(8,629)
Gain (loss) on derivatives, net	$56,069	$226,553	$169,233	$82,064
Commodity
Due to the inherent volatility in oil, NGL and natural gas prices and the sometimes wide pricing differentials between where the Company produces and where the Company sells such commodities, the Company engages in commodity derivative transactions, such as puts, swaps, collars and basis swaps, to hedge price risk associated with a portion of the Company's anticipated sales volumes. By removing a portion of the price volatility associated with future sales volumes, the Company expects to mitigate, but not eliminate, the potential effects of variability in cash flows from operations. During the nine months ended September 30, 2025, the Company’s derivatives were settled based on reported prices on commodity exchanges, with (i) oil derivatives settled based on WTI NYMEX pricing, (ii) NGL derivatives settled based on Mont Belvieu OPIS pricing and (iii) natural gas derivatives settled based on Henry Hub NYMEX and Waha Inside FERC pricing.
The following table summarizes open commodity derivative positions as of September 30, 2025, for commodity derivatives that were entered into through September 30, 2025, for the settlement periods presented:

	Remaining Year 2025	Year 2026	Year 2027
Oil:
WTI NYMEX - Swaps:
Volume (Bbl)	6,053,600	13,306,500	3,285,000
Weighted-average price ($/Bbl)	$67.75	$64.02	$61.07
WTI NYMEX - Collars:
Volume (Bbl)	—	1,086,000	—
Weighted-average floor price ($/Bbl)	$—	$60.00	$—
Weighted-average ceiling price ($/Bbl)	$—	$71.02	$—
NGL:
Non-TET Propane - Swaps:
Volume (Bbl)	874,000	—	—
Weighted-average price ($/Bbl)	$34.16	$—	$—
Non-TET Ethane - Swaps:
Volume (Bbl)	1,104,000	—	—
Weighted-average price ($/Bbl)	$11.04	$—	$—
Natural gas:
Waha Inside FERC - Swaps:
Volume (MMBtu)	15,034,000	55,480,000	43,800,000
Weighted-average price ($/MMBtu)	$2.32	$2.41	$2.70
Waha Inside FERC to Henry Hub NYMEX - Basis Swaps:
Volume (MMBtu)	—	—	14,600,000
Weighted-average differential ($/MMBtu)	$—	$—	$(0.97)
Contingent consideration
On May 7, 2021, the Company entered into a purchase and sale agreement (the "Sixth Street PSA"), to sell 37.5% of the Company's working interest in certain producing wellbores and the related properties primarily located within Glasscock and Reagan Counties, Texas. The Sixth Street PSA provides for potential contingent payments to be paid to the Company if certain

Table of Contents	Vital Energy, Inc.
Condensed notes to the consolidated financial statements
(Unaudited)
cash flow targets are met related to divested oil and natural gas property operations (the "Sixth Street Contingent Consideration"). The Sixth Street Contingent Consideration provides the Company with the right to receive up to a maximum of $93.7 million in additional cash consideration, comprised of potential quarterly payments through June 2027 totaling up to $38.7 million, of which $20.0 million is still remaining, and a potential balloon payment of $55.0 million in June 2027. The estimated fair value of the Sixth Street Contingent Consideration was $18.5 million as of September 30, 2025 and $16.3 million as of December 31, 2024.
Note 9—Fair value measurements
See the beginning of Note 12 in the 2024 Annual Report for information about the fair value hierarchy levels.
Fair value measurement on a recurring basis
See Note 8 for further discussion of the Company's derivatives.
Balance sheet presentation
The following tables present the Company's derivatives by (i) balance sheet classification, (ii) derivative type and (iii) fair value hierarchy level, and provide a total, on a gross basis and a net basis reflected in "Derivatives" on the consolidated balance sheets as of the dates presented:

	September 30, 2025
(in thousands)	Level 1	Level 2	Level 3	Total gross fair value	Amounts offset	Net fair value presented on the consolidated balance sheets
Assets:
Current:
Commodity	$—	$158,376	$—	$158,376	$(9,095)	$149,281
Contingent consideration	—	—	51	51	—	51
Noncurrent:
Commodity	—	(1,834)	—	(1,834)	4,324	2,490
Contingent consideration	—	—	18,470	18,470	—	18,470
Liabilities:
Current:
Commodity	—	(9,095)	—	(9,095)	9,095	—
Noncurrent:
Commodity	—	(21,513)	—	(21,513)	(4,324)	(25,837)
Net derivative asset (liability) positions	$—	$125,934	$18,521	$144,455	$—	$144,455

Table of Contents	Vital Energy, Inc.
Condensed notes to the consolidated financial statements
(Unaudited)

	December 31, 2024
(in thousands)	Level 1	Level 2	Level 3	Total gross fair value	Amounts offset	Net fair value presented on the consolidated balance sheets
Assets:
Current:
Commodity	$—	$98,825	$—	$98,825	$2,638	$101,463
Contingent consideration	—	—	11	11	—	11
Noncurrent:
Commodity	—	28,126	—	28,126	(9,866)	18,260
Contingent consideration	—	—	16,304	16,304	—	16,304
Liabilities:
Current:
Commodity	—	2,638	—	2,638	(2,638)	—
Noncurrent:
Commodity	—	(15,680)	—	(15,680)	9,866	(5,814)
Net derivative asset (liability) positions	$—	$113,909	$16,315	$130,224	$—	$130,224
See Note 12 in the 2024 Annual Report for discussion of the significant inputs used in the fair value mark-to-market analysis of commodity and contingent consideration derivatives. The Company reviewed the third-party specialist's valuations of commodity and contingent consideration derivatives, including the related inputs, and analyzed changes in fair values between reporting dates.
The Sixth Street Contingent Consideration is categorized as Level 3 in the fair value hierarchy, as the Company provided cash flow projections to a third-party valuation specialist to determine the fair value. The Company reviewed the third-party specialist's valuation, including the related inputs, and analyzed changes in fair values between the divestiture closing date and the reporting dates. The fair value at the closing date of the Sixth Street Contingent Consideration was recorded as part of the basis in the oil and natural gas properties divested and as a contingent consideration asset. At each quarterly reporting period, the Company remeasures contingent consideration with the change in fair values recognized in "Gain (loss) on derivatives, net" under "Non-operating income (expense)" on the consolidated statement of operations. See Note 8 for additional discussion of the Sixth Street Contingent Consideration.
The following table summarizes the changes in contingent consideration derivatives classified as Level 3 measurements for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2025	2024	2025	2024
Balance of Level 3 at beginning of period	$25,230	$33,027	$16,315	$31,106
Change in Sixth Street Contingent Consideration fair value	(6,709)	(10,550)	2,206	(8,629)
Balance of Level 3 at end of period	$18,521	$22,477	$18,521	$22,477

Table of Contents	Vital Energy, Inc.
Condensed notes to the consolidated financial statements
(Unaudited)
Items not accounted for at fair value
The carrying amounts reported on the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable, accrued capital expenditures, undistributed revenue and royalties and other accrued assets and liabilities approximate their fair values.
The Company has not elected to account for its debt instruments at fair value. The following table presents the carrying amounts and fair values of the Company's debt as of the dates presented:

	September 30, 2025		December 31, 2024
(in thousands)	Carrying amount(1)	Fair value(2)	Carrying amount(1)	Fair value(2)
Debt	$2,305,578	$2,284,715	$2,480,578	$2,455,032
______________________________________________________________________________
(1)Amounts presented do not include issuance premiums or discounts.
(2)The fair values of the outstanding notes were determined using the Level 2 fair value hierarchy quoted market prices for each respective instrument as of September 30, 2025 and December 31, 2024. The fair values of the outstanding amounts under the Senior Secured Credit Facility approximate the carrying values based on short-term floating interest rates available to the Company as of September 30, 2025 and December 31, 2024.
Note 10—Commitments and contingencies
From time to time, the Company is subject to various legal proceedings arising in the ordinary course of business, including those that arise from interpretation of federal, state and local laws and regulations affecting the oil and natural gas industry, personal injury claims, title disputes, royalty disputes, contract claims, contamination claims relating to oil and natural gas exploration and development and environmental claims, including claims involving assets previously sold to third parties and no longer part of the Company's current operations. The Company may not have insurance coverage for some of these proceedings and failure to comply with applicable laws and regulations can result in substantial penalties. While many of these matters involve inherent uncertainty, as of the date hereof, the Company believes that any such legal proceedings, if ultimately decided adversely, will not have a material adverse effect on the Company's business, financial position, results of operations or liquidity.
The Company has committed to deliver, for sale or transportation, fixed volumes of product under certain contractual arrangements that specify the delivery of a fixed and determinable quantity. If not fulfilled, the Company is subject to firm transportation payments on excess pipeline capacity and other contractual penalties. These commitments are normal and customary for the Company's business. In certain instances, the Company has used spot market purchases to meet its commitments in certain locations or due to favorable pricing. As of September 30, 2025, future firm sale and transportation commitments of $69.8 million are expected to be satisfied and, as such, are not recorded as a liability on the balance sheet.
The Company has committed to purchase a fixed supply of electricity at specified prices through 2032. As of September 30, 2025, future minimum payments under the terms of these agreements are $217.0 million.
The Company has committed to take delivery of processed sand, which is utilized in the Company's completions activities, at specified prices through 2026. As of September 30, 2025, future minimum purchase commitments under the terms of these agreements are estimated to be $26.9 million.

Table of Contents	Vital Energy, Inc.
Condensed notes to the consolidated financial statements
(Unaudited)
Note 11—Supplemental cash flow and non-cash information
The following table presents supplemental cash flow and non-cash information for the periods presented:

	Nine months ended September 30,
(in thousands)	2025	2024
Supplemental cash flow information:
Cash paid for interest, net of $207 and $1,181 of capitalized interest, respectively	$124,138	$111,798
Supplemental non-cash operating information:
Right-of-use assets obtained in exchange for operating lease liabilities(1)	$26,875	$47,693
Supplemental non-cash investing information:
Change in accrued capital expenditures	$(2,203)	$17,040
Equity issued for acquisition of oil and natural gas properties(2)	$—	$74,928
Liabilities assumed in acquisitions of oil and natural gas properties(2)	$—	$27,861
_____________________________________________________________________________
(1)See Note 5 in the 2024 Annual Report for additional discussion of the Company's leases.
(2)See Note 3 for additional discussion of the Company's acquisitions.
Note 12—Income taxes
The following table presents income tax benefit (expense) for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2025	2024	2025	2024
Current	$(800)	$(469)	$(2,632)	$(2,706)
Deferred	2,575	(59,855)	(233,714)	(52,278)
Income tax benefit (expense)	$1,775	$(60,324)	$(236,346)	$(54,984)
On July 4, 2025, the One Big Beautiful Bill Act (the "OBBB Act") was signed into law. The OBBB Act is a significant piece of tax legislation that includes provisions which permanently restore an EBITDA-based section 163(j) calculation for tax years beginning after December 31, 2024; restore 100% bonus depreciation under section 168(k) for certain property acquired and placed in service after January 19, 2025; and allow for current expensing of R&D expenditures. ASC 740-10 requires the impact of changes to tax law to be recorded in the period of enactment, which is reflected in these financial statements.
The Company estimates its annual effective tax rate (“AETR”) in recording its quarterly income tax provision for the various jurisdictions in which it operates. The tax effects of statutory rate changes, significant unusual or infrequently occurring items, and certain changes in the assessment of the realizability of deferred tax assets are excluded from the determination of its estimated AETR and are recognized as discrete items in the quarter in which they occur. The Company's AETR as of September 30, 2025 was 0%, which reflects the impact of providing a valuation allowance on the 2025 activity of the Company's federal net deferred tax asset. The Company's effective tax rate for the three months ended September 30, 2025 was 0.5%. During the second quarter of 2025, the Company recorded a discrete charge of $237.9 million related to the valuation allowance recorded on the December 31, 2024 federal net deferred tax asset. As such, the Company's effective tax rate for the nine months ended September 30, 2025 is not meaningful. The effective tax rate for the three and nine months ended September 30, 2024 was 21.89% and 22.83%, respectively. Current income tax expense is primarily attributable to Texas Franchise tax.
Management is required to assess the realizability of deferred tax assets for each reporting period. This assessment involves evaluating all available evidence, both positive and negative, to determine whether it is more-likely-than-not that the deferred tax assets will be realized. One of the most significant pieces of objective evidence is the existence of a cumulative pre-tax income or loss over the past three years. A three-year cumulative loss significantly constrains a company's ability to rely on projected future taxable income as a source of support for the realizability of deferred tax assets.
As a result of full cost ceiling impairments recorded during 2025, and the expectation of potential additional impairments in future periods, the Company is in a three-year pre-tax loss position and anticipates continuing to be in a cumulative three-year pre-tax loss position at year end. This represents a significant negative indicator under applicable accounting guidance and therefore management can no longer determine that it is more-likely-than-not that the Company's deferred tax assets

Table of Contents	Vital Energy, Inc.
Condensed notes to the consolidated financial statements
(Unaudited)
will be realized. Accordingly, as of June 30, 2025, the Company recorded and continues to maintain a valuation allowance against its federal net deferred tax asset. As of September 30, 2025, the Company maintains a full valuation allowance against its Oklahoma deferred tax assets but has not recorded a valuation allowance on its $6.0 million Texas net deferred tax asset.
As of September 30, 2025, the Company had federal net operating loss carryforwards totaling $922.1 million, of which $477.7 million will begin to expire in 2035 and $444.4 million will not expire but may be limited in future periods, and Oklahoma net operating loss carryforwards that do not expire totaling $297.1 million.
If the Company were to experience an "ownership change," as determined under Section 382 of the Internal Revenue Code, the Company's ability to offset taxable income arising after the ownership change with net operating loss carryforwards, interest expense carryforwards and certain other tax attributes arising prior to the ownership change could be significantly limited. Based on information available as of September 30, 2025, no such ownership change has occurred; however, the pending merger with Crescent is expected to result in an ownership change, which may significantly limit the future utilization of the Company's net operating loss carryforwards, interest expense carryforwards and other tax attributes. Moreover, as discussed above, as of September 30, 2025 these deferred tax assets are fully offset with a valuation allowance.
Note 13—Related parties
Halliburton
The Chairman of the Company's board of directors is on the board of directors of Halliburton Company ("Halliburton"). The Company had a lease agreement with Halliburton, which extended through 2025, to provide an electric fracture stimulation crew and the related services, which was terminated in third-quarter 2025. The Company had a lease liability related to this agreement of $24.0 million as of December 31, 2024, which is included in both current and noncurrent "Operating lease liabilities" on the consolidated balance sheets. Payments to Halliburton are included in capital expenditures for oil and natural gas properties in cash flows from investing activities on the consolidated statements of cash flows.
The following table presents the capital expenditures for oil and natural gas properties paid to Halliburton included in the consolidated statements of cash flows for the periods presented:

	Nine months ended September 30,
(in thousands)	2025	2024
Capital expenditures for oil and natural gas properties	$62,711	$61,176
Note 14 —Segment reporting
The Company engages in a single activity, the exploration and development of oil and natural gas properties in the Permian Basin of West Texas, and, as such, has one reportable segment based upon the Company’s current organizational and management structure. The accounting policies for the segment, including those related to revenue, are the same as those described in Note 2 in the Company's 2024 Annual Report. Net income (loss), which is reported on the consolidated statements of operations, is the metric most consistent with GAAP that the Company uses to evaluate its performance and make decisions around the timing and allocation of capital investments and debt reduction. The Company does not use a measure of segment assets in its decision making. The Company’s chief operating decision maker (“CODM”) is the Senior Executive Team. There are no significant expense categories regularly provided to the CODM beyond those disclosed in the consolidated statements of operations.
Note 15—Organizational restructuring
In the second quarter of 2025, the Company incurred one-time charges of $4.6 million in connection with an approximate 10% workforce reduction. Such charges comprised of compensation, tax, professional and insurance-related expenses, and are recorded as "Organizational restructuring expenses" on the consolidated statements of operations. All non-vested equity-based compensation awards held by those affected by the workforce reduction were forfeited.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Vital Energy, Inc.

Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of Vital Energy, Inc. (the Company) as of December 31, 2024 and 2023, the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 24, 2025 expressed an unqualified opinion thereon.

Basis for opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical audit matters
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Depreciation, Depletion, and Amortization (DD&A) of proved properties and Full Cost Ceiling Impairment
Description of the Matter	At December 31, 2024, the carrying value of the Company’s oil and natural gas properties was $4,864 million, depreciation, depletion and amortization (DD&A) expense was $742 million, and the full cost ceiling impairment expense was $481 million for the year then ended. As described in Note 2, the Company follows the full cost method of accounting for its oil and gas properties. Oil and natural gas properties, net, excluding unevaluated properties of $243 million, are depleted using the unit-of-production method based on estimated proved oil, NGL and natural gas reserves. As described in Note 6, the Company’s oil and natural gas properties are subject to the full cost ceiling test under SEC guidelines whereby the Company’s unamortized cost of evaluated oil and natural gas properties are limited to a full cost ceiling based on the estimated future net cash flows from proved oil, NGL and natural gas reserves, discounted at 10%.

The estimation of proved oil, NGL and natural gas reserve volumes is an ongoing process based on technical evaluations, commercial and market assessments, and detailed analysis of well information such as historical production, development and production costs, among other factors. Because of the complexity in estimating oil, NGL and natural gas reserves, management used independent reserve engineers to prepare the proved oil, NGL and natural gas reserve estimates as of December 31, 2024.

Auditing the Company’s DD&A expense and full cost ceiling impairment is complex because of the use of the work of the independent reserve engineers and the evaluation of management’s determination of the inputs including historical production, oil and gas price assumptions, and future operating and capital costs assumptions, among others, used by the engineers in estimating proved oil, NGL and natural gas reserves.

How We Addressed the Matter in Our Audit	We obtained an understanding, evaluated the design, and tested the operating effectiveness of the Company’s controls that address the risks of material misstatement relating to the DD&A expense and full cost ceiling impairment calculation for oil and natural gas properties. This includes controls over the completeness and accuracy of the historical production and financial data used in estimating proved oil, NGL and natural gas reserves.

Our audit procedures included, among others, evaluating the professional qualifications and objectivity of the Company’s independent reserve engineers used to prepare the proved oil, NGL and natural gas reserve estimates. In addition, in assessing whether we can use the work of the independent reserve engineers, we evaluated the completeness and accuracy of the historical production and financial data and inputs, described above used by the engineers in estimating oil, NGL and natural gas reserves by agreeing them to source documentation, and we identified and evaluated corroborative and contrary evidence. For proved undeveloped reserves, we evaluated management’s development plan for compliance with SEC requirements. We also tested the DD&A expense and full cost ceiling impairment calculations for oil and natural gas properties, to conclude they are based on the appropriate proved oil, NGL and natural gas reserve amounts as estimated by the Company’s independent reserve engineers.

/s/ Ernst & Young LLP
We have served as the Company's auditor since 2022.
Tulsa, Oklahoma
February 24, 2025

Table of Contents	Vital Energy, Inc.

Consolidated balance sheets

(in thousands, except share data)	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$40,179	$14,061
Accounts receivable, net	299,698	238,773
Derivatives	101,474	99,336
Other current assets	25,205	18,749
Total current assets	466,556	370,919
Property and equipment:
Oil and natural gas properties, full cost method:
Evaluated properties	13,587,040	11,799,155
Unevaluated properties not being depleted	242,792	195,457
Less: accumulated depletion and impairment	(8,966,200)	(7,764,697)
Oil and natural gas properties, net	4,863,632	4,229,915
Midstream and other fixed assets, net	134,265	130,293
Property and equipment, net	4,997,897	4,360,208
Derivatives	34,564	51,071
Operating lease right-of-use assets	104,329	144,900
Deferred income taxes	239,685	188,836
Other noncurrent assets, net	35,915	33,647
Total assets	$5,878,946	$5,149,581
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$185,115	$159,892
Accrued capital expenditures	95,593	91,937
Undistributed revenue and royalties	187,563	194,307
Operating lease liabilities	73,143	70,651
Other current liabilities	59,725	78,802
Total current liabilities	601,139	595,589
Long-term debt, net	2,454,242	1,609,424
Derivatives	5,814	—
Asset retirement obligations	82,941	81,680
Operating lease liabilities	26,733	71,343
Other noncurrent liabilities	7,506	6,288
Total liabilities	3,178,375	2,364,324
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized and zero and 595,104 issued and outstanding as of December 31, 2024 and 2023, respectively	—	6
Common stock, $0.01 par value, 80,000,000 shares authorized, and 38,144,248 and 35,413,551 issued and outstanding as of December 31, 2024 and 2023, respectively	381	354
Additional paid-in capital	3,823,241	3,733,775
Accumulated deficit	(1,123,051)	(948,878)
Total stockholders' equity	2,700,571	2,785,257
Total liabilities and stockholders' equity	$5,878,946	$5,149,581
The accompanying notes are an integral part of these consolidated financial statements.

Table of Contents	Vital Energy, Inc.

Consolidated statements of operations

	Years ended December 31,
(in thousands, except per share data)	2024	2023	2022
Revenues:
Oil sales	$1,728,971	$1,328,518	$1,351,207
NGL sales	190,775	136,901	234,613
Natural gas sales	15,544	63,214	208,554
Sales of purchased oil	12,745	14,313	119,408
Other operating revenues	4,279	4,658	7,014
Total revenues	1,952,314	1,547,604	1,920,796
Costs and expenses:
Lease operating expenses	448,078	261,129	173,983
Production and ad valorem taxes	117,947	93,224	110,997
Oil transportation and marketing expenses	44,843	41,284	53,692
Gas gathering, processing and transportation expenses	17,825	2,013	—
Costs of purchased oil	13,243	15,065	122,118
General and administrative	101,578	104,819	68,082
Organizational restructuring expenses	795	1,654	10,420
Depletion, depreciation and amortization	741,966	463,244	311,640
Impairment expense	481,305	—	40
Other operating expenses, net	8,799	6,223	8,583
Total costs and expenses	1,976,379	988,655	859,555
Gain (loss) on disposal of assets, net	1,513	672	(1,079)
Operating income (loss)	(22,552)	559,621	1,060,162
Non-operating income (expense):
Gain (loss) on derivatives, net	38,140	96,230	(298,723)
Interest expense	(177,794)	(149,819)	(125,121)
Loss on extinguishment of debt, net	(66,115)	(4,039)	(1,459)
Other income, net	7,060	9,748	2,155
Total non-operating expense, net	(198,709)	(47,880)	(423,148)
Income (loss) before income taxes	(221,261)	511,741	637,014
Income tax benefit (expense)	47,740	183,337	(5,502)
Net income (loss)	(173,521)	695,078	631,512
Preferred stock dividends	(652)	(449)	—
Net income (loss) available to common stockholders	$(174,173)	$694,629	$631,512
Net income (loss) per common share:
Basic	$(4.74)	$34.30	$37.88
Diluted	$(4.74)	$33.44	$37.44
Weighted-average common shares outstanding:
Basic	36,725	20,254	16,672
Diluted	36,725	20,783	16,867
The accompanying notes are an integral part of these consolidated financial statements.

Table of Contents	Vital Energy, Inc.

Consolidated statements of stockholders' equity

	Preferred stock		Common stock		Additional paid-in capital	Treasury stock (at cost)		Accumulated deficit	Total
(in thousands)	Shares	Amount	Shares	Amount		Shares	Amount
Balance, December 31, 2021	—	$—	17,075	$171	$2,788,628	—	$—	$(2,275,019)	$513,780
Restricted stock awards	—	—	255	3	(3)	—	—	—	—
Restricted stock forfeitures	—	—	(58)	(1)	1	—	—	—	—
Share repurchases	—	—	(491)	(5)	(37,285)	491	37,290	—	—
Stock exchanged for tax withholding	—	—	(94)	(1)	(7,441)	94	7,442	—	—
Retirement of treasury stock	—	—	—	—	—	(585)	(44,732)	—	(44,732)
Share-settled equity-based compensation	—	—	—	—	10,186	—	—	—	10,186
Performance share conversion	—	—	75	1	(1)	—	—	—	—
Net income	—	—	—	—	—	—	—	631,512	631,512
Balance, December 31, 2022	—	—	16,762	168	2,754,085	—	—	(1,643,507)	1,110,746
Restricted stock awards	—	—	340	3	(3)	—	—	—	—
Restricted stock forfeitures	—	—	(47)	—	—	—	—	—	—
Stock exchanged for tax withholding	—	—	(59)	(1)	(3,076)	59	3,077	—	—
Retirement of treasury stock	—	—	—	—	—	(59)	(3,077)	—	(3,077)
Share-settled equity-based compensation	—	—	—	—	13,969	—	—	—	13,969
Issuance of common stock, net of costs	—	—	3,163	32	161,191	—	—	—	161,223
Equity issued for acquisition of oil and natural gas properties	6,726	67	9,124	91	807,609	—	—	—	807,767
Preferred stock conversion	(6,131)	(61)	6,131	61	—	—	—	—	—
Preferred stock dividend paid	—	—	—	—	—	—	—	(449)	(449)
Net income	—	—	—	—	—	—	—	695,078	695,078
Balance, December 31, 2023	595	6	35,414	354	3,733,775	—	—	(948,878)	2,785,257
Restricted stock awards	—	—	484	5	(5)	—	—	—	—
Restricted stock forfeitures	—	—	(51)	(1)	1	—	—	—	—
Stock exchanged for tax withholding	—	—	(76)	(1)	(3,568)	76	3,569	—	—
Retirement of treasury stock	—	—	—	—	—	(76)	(3,569)	—	(3,569)
Share-settled equity-based compensation	—	—	—	—	18,336	—	—	—	18,336
Equity issued for acquisition of oil and natural gas properties	980	10	803	8	74,910	—	—	—	74,928
Preferred stock conversion	(1,575)	(16)	1,575	16	—	—	—	—	—
Preferred stock dividend paid	—	—	—	—	—	—	—	(652)	(652)
Other	—	—	(5)	—	(208)	—	—	—	(208)
Net loss	—	—	—	—	—	—	—	(173,521)	(173,521)
Balance, December 31, 2024	—	$—	38,144	$381	$3,823,241	—	$—	$(1,123,051)	$2,700,571
The accompanying notes are an integral part of these consolidated financial statements.

Table of Contents	Vital Energy, Inc.

Consolidated statements of cash flows

	Years ended December 31,
(in thousands)	2024	2023	2022
Cash flows from operating activities:
Net income (loss)	$(173,521)	$695,078	$631,512
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Share-settled equity-based compensation, net	14,646	10,994	8,403
Depletion, depreciation and amortization	741,966	463,244	311,640
Impairment expense	481,305	—	40
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	(38,140)	(96,230)	298,723
Settlements received (paid) for matured derivatives, net	58,322	(17,648)	(486,173)
Loss on extinguishment of debt, net	66,115	4,039	1,459
Deferred income tax benefit	(50,196)	(189,060)	(619)
Other, net	27,663	13,983	35,532
Changes in operating assets and liabilities:
Accounts receivable, net	(61,163)	(77,742)	(9,226)
Other current assets	(6,456)	(2,754)	8,370
Other noncurrent assets, net	(1,151)	484	1,837
Accounts payable and accrued liabilities	12,803	52,763	31,534
Undistributed revenue and royalties	(29,762)	(31,907)	42,085
Other current liabilities	(25,004)	(5,656)	(18,503)
Other noncurrent liabilities	(17,097)	(6,632)	(26,994)
Net cash provided by operating activities	1,000,330	812,956	829,620
Cash flows from investing activities:
Acquisitions of oil and natural gas properties	(850,911)	(849,508)	(5,581)
Capital expenditures:
Oil and natural gas properties	(864,437)	(617,397)	(566,989)
Midstream and other fixed assets	(23,341)	(14,021)	(14,147)
Proceeds from dispositions of capital assets, net of selling costs	2,874	2,403	108,888
Other investing activities	(1,776)	2,393	1,877
Net cash used in investing activities	(1,737,591)	(1,476,130)	(475,952)
Cash flows from financing activities:
Borrowings on Senior Secured Credit Facility	1,750,000	765,000	455,000
Payments on Senior Secured Credit Facility	(1,005,000)	(700,000)	(490,000)
Issuance of senior unsecured notes	1,001,500	897,710	—
Extinguishment of debt	(952,214)	(457,792)	(282,902)
Proceeds from issuance of common stock, net of offering costs	—	161,223	—
Share repurchases	—	—	(37,290)
Stock exchanged for tax withholding	(3,569)	(3,077)	(7,442)
Payments for debt issuance costs	(22,078)	(27,011)	(1,938)
Other, net	(5,260)	(3,253)	(1,459)
Net cash provided by (used in) financing activities	763,379	632,800	(366,031)
Net increase (decrease) in cash and cash equivalents	26,118	(30,374)	(12,363)
Cash and cash equivalents, beginning of period	14,061	44,435	56,798
Cash and cash equivalents, end of period	$40,179	$14,061	$44,435
The accompanying notes are an integral part of these consolidated financial statements.

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements

Notes to the consolidated financial statements

Note 1	Organization
Vital Energy, Inc. ("Vital Energy" or the "Company"), together with its wholly-owned subsidiaries, is an independent energy company focused on the acquisition, exploration and development of oil and natural gas properties in the Permian Basin of West Texas. In these notes, the "Company" refers to Vital Energy and its subsidiaries collectively, unless the context indicates otherwise. All amounts, dollars and percentages presented in these consolidated financial statements and the related notes are rounded and, therefore, approximate.

Note 2	Basis of presentation and significant accounting policies

Basis of presentation
The accompanying consolidated financial statements were derived from the historical accounting records of the Company and reflect the historical financial position, results of operations and cash flows for the periods described herein. The accompanying consolidated financial statements have been prepared in accordance with GAAP. All material intercompany transactions and account balances have been eliminated in the consolidation of accounts.

Use of estimates in the preparation of consolidated financial statements
The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes these estimates are reasonable, actual results could differ.
Significant estimates include, but are not limited to, (i) volumes of the Company's reserves of oil, NGL and natural gas, (ii) future cash flows from oil and natural gas properties, (iii) impairments and (iv) fair values of assets acquired and liabilities assumed in a business combination. As fair value is a market-based measurement, it is determined based on the assumptions that would be used by market participants. These estimates and assumptions are based on management's best judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. Such estimates and assumptions are adjusted when facts and circumstances dictate. Illiquid credit markets and volatile equity and energy markets may increase the uncertainty inherent in such estimates and assumptions. Management believes its estimates and assumptions to be reasonable under the circumstances. As future events and their effects cannot be determined with precision, actual values and results could differ from these estimates. Any changes in estimates resulting from future changes in the economic environment will be reflected in the financial statements in future periods.

Cash and cash equivalents
The Company defines cash and cash equivalents to include cash on hand, cash in bank accounts and highly liquid investments with original maturities of three months or less. The Company maintains cash and cash equivalents in bank deposit accounts and money market funds that may not be federally insured. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on such accounts. See Note 14 for discussion regarding the Company's exposure to credit risk.

Accounts receivable
The Company sells its produced oil, NGL and natural gas and purchased oil to various customers and participates with other parties in the development and operation of oil and natural gas properties.
The Company maintains an allowance for expected credit losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers significant factors such as historical losses, current receivables aging, the debtors' current ability to pay its obligation to the Company and existing industry and economic data. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is remote,

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements
and payments subsequently received on such balances are credited to the allowance. See Note 14 for discussion regarding the Company's exposure to credit risk.
Accounts receivable consisted of the following components as of the dates presented:

(in thousands)	December 31, 2024	December 31, 2023
Oil, NGL and natural gas sales(1)	$180,248	$173,917
Joint operations, net	91,949	60,397
Other	27,501	4,459
Total accounts receivable, net	$299,698	$238,773
_____________________________________________________________________________
(1)For purchasers that the Company has netting arrangements with, the amounts presented include the net positions.

Derivatives
Derivatives are recorded at fair value and are presented on a net basis in "Derivatives" on the consolidated balance sheets as assets and/or liabilities. The Company records the fair value of derivatives on a net basis by counterparty where the right of offset exists. The Company determines the fair value of its derivatives using fair value hierarchy level inputs to its valuation techniques. The Company's derivatives were not designated as hedges for accounting purposes, and the Company does not enter into such instruments for speculative trading purposes. Accordingly, the changes in fair value are recognized in "Gain (loss) on derivatives, net" under "Non-operating income (expense)" on the consolidated statements of operations. See Notes 11 and 12 for additional discussion of derivatives and their fair value measurement on a recurring basis, respectively.

Other current assets and liabilities
Other current assets consisted of the following components as of the dates presented:

(in thousands)	December 31, 2024	December 31, 2023
Prepaid expenses and other	$7,916	$5,026
Inventory	17,289	13,723
Total other current assets	$25,205	$18,749
Other current liabilities consisted of the following components as of the dates presented:

(in thousands)	December 31, 2024	December 31, 2023
Accrued interest payable	$34,988	$52,837
Accrued compensation and benefits	12,397	19,547
Other liabilities	12,340	6,418
Total other current liabilities	$59,725	$78,802

Oil and natural gas properties
The Company uses the full cost method of accounting for its oil and natural gas properties. Under this method, all acquisition, exploration and development costs, including certain employee-related costs, incurred for the purpose of acquiring, exploring for or developing oil and natural gas properties, are capitalized and, once evaluated, depleted on a composite unit-of-production method based on estimates of proved oil, NGL and natural gas reserves. The depletion base includes estimated future development costs and dismantlement, restoration and abandonment costs, net of estimated salvage values. Capitalized costs include the cost of drilling and equipping productive wells, dry hole costs, lease acquisition costs, delay rentals and other costs related to such activities. Costs, including employee-related costs, associated with production and general corporate activities are expensed in the period incurred.
The Company excludes unevaluated property acquisition costs and exploration costs from the depletion calculation until it is determined whether or not proved reserves can be assigned to the properties. The Company capitalizes a portion of its interest costs to its unevaluated properties and such costs become subject to depletion when proved reserves can be assigned to the associated properties. All items classified as unevaluated properties are assessed on a quarterly basis for

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements
possible impairment. The assessment includes consideration of the following factors, among others: intent to drill, remaining lease term, geological and geophysical evaluations, drilling results and activity, the assignment of proved reserves and the economic viability of development if proved reserves are assigned. During any period in which these factors indicate an impairment, the cumulative drilling capital investments to date for such property and all or a portion of the associated leasehold costs are transferred to the full cost pool and are then subject to depletion and the full cost ceiling test.
Sales of oil and natural gas properties, whether or not being depleted currently, are accounted for as adjustments of capitalized costs, with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil, NGL and natural gas. See Note 6 for additional discussion of the Company's oil and natural gas properties and other property and equipment.

Leases
The Company recognizes operating lease right-of-use assets and operating lease liabilities on the consolidated balance sheets for operating leases with an initial term greater than 12 months.
The Company determines whether a contract is or contains a lease at inception of the contract, based on answers to a series of questions that address whether an identified asset exists and whether the Company has the right to obtain substantially all of the benefit of the asset and to control its use over the full term of the agreement. Unless implicitly defined, the Company determines the present value of future lease payments using an estimated incremental borrowing rate.
The Company has recognized operating lease right-of-use assets and operating lease liabilities on the consolidated balance sheets for leases of commercial real estate with lease terms extending into 2033 and drilling, completion, production and other equipment leases with lease terms extending into 2027. The Company has various other drilling, completion and production equipment leases on a short-term basis which are reflected in short-term lease costs.
The Company's lease costs include those that are recognized in net income during the period and capitalized as part of the cost of another asset in accordance with other GAAP. The lease costs related to drilling, completion and production activities are reflected at the Company's net ownership, which is consistent with the principals of proportional consolidation, and lease commitments are reflected on a gross basis.
Certain of the Company's operating lease right-of-use asset classes include options to renew on a month-to-month basis. The Company considers contract-based, asset-based, market-based and entity-based factors to determine the term over which it is reasonably certain to extend the lease in determining its right-of-use assets and liabilities.
See Note 5 for further discussion of the Company's leases.

Inventory
The Company has the following types of inventory: (i) materials and supplies inventory used in production activities of oil and natural gas properties and midstream service assets and (ii) line-fill in third-party pipelines, which is the minimum volume of product in a pipeline system that enables the system to operate, and is generally not available to be withdrawn from the pipeline until the expiration of the transportation contract. All inventory is carried at the lower of cost or net realizable value ("NRV"), with cost determined using the weighted-average cost method, and is included in "Other current assets" and "Other noncurrent assets, net" on the consolidated balance sheets. The NRV for materials and supplies inventory is estimated utilizing a replacement cost approach (Level 2). The NRV for line-fill in third-party pipelines is estimated utilizing a quoted market price adjusted for regional price differentials (Level 2). See Note 12 for discussion of the fair value hierarchy.

Debt issuance costs
Debt issuance costs, which are recorded at cost, net of amortization, are amortized over the life of the respective debt agreements utilizing the straight-line method. See Note 7 for additional discussion of the Company's debt issuance costs.

Asset retirement obligations
Asset retirement obligations associated with the retirement of tangible long-lived assets are recognized as a liability in the period in which they are incurred and become determinable. The associated asset retirement costs are part of the carrying amount of the long-lived asset. Subsequently, the asset retirement cost included in the carrying amount of the related long-

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements
lived asset is expensed through depletion, or for midstream service assets through depreciation. Changes in the liability due to the passage of time are recognized as an increase in the carrying amount of the liability and accretion expense.
The fair value of additions to the asset retirement obligation liability is measured using valuation techniques consistent with the income approach, which converts future cash flows into a single discounted amount. Significant inputs to the valuation include: (i) estimated plug and abandonment or removal and remediation cost per well and related facilities or midstream service asset based on Company experience, if any, in accordance with applicable state laws, (ii) estimated remaining life per well or midstream service asset, (iii) future inflation factors and (iv) the Company's average credit-adjusted risk-free rate. Inherent in the fair value calculation of asset retirement obligations are numerous assumptions and judgments including, in addition to those noted above, the ultimate settlement of these amounts, the ultimate timing of such settlement and changes in technology, regulatory, political, environmental, safety and public relations matters. To the extent future revisions to these assumptions impact the fair value of the existing asset retirement obligation liability, an adjustment will be made to the asset balance.
The Company is obligated by contractual and regulatory requirements to remove certain midstream service assets and perform other remediation of the sites where such midstream service assets are located upon the retirement of those assets. However, the fair value of the asset retirement obligation cannot currently be reasonably estimated because the settlement dates are indeterminate. The Company will record an asset retirement obligation for midstream service assets in the periods in which settlement dates are reasonably determinable.
The following table presents changes to the Company's asset retirement obligations liability for the periods presented:

	Years ended December 31,
(in thousands)	2024	2023
Liability at beginning of year	$84,324	$74,081
Liabilities added due to acquisitions, drilling, midstream service asset construction and other	3,978	7,648
Accretion expense(1)	4,209	3,703
Liabilities settled due to plugging and abandonment or removed due to sale	(3,124)	(1,108)
Revision of estimates	105	—
Liability at end of year	89,492	84,324
Less: current asset retirement obligations(2)	6,551	2,644
Non-current asset retirement obligations	$82,941	$81,680
______________________________________________________________________________
(1)Accretion expense is included in "Other operating expenses, net" on the consolidated statements of operations.
(2)Current asset retirement obligations is included in "Other current liabilities" on the consolidated balance sheets.

Fair value measurements
The carrying amounts reported on the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable, accrued capital expenditures, undistributed revenue and royalties and other accrued assets and liabilities approximate their fair values. See Inventory in Note 2 for the fair value assumptions used in estimating the NRV of inventory, which is used to determine the necessity for any inventory impairment. See Note 4 for the fair value assumptions used in estimating the fair values of assets acquired and liabilities assumed in the Company's acquisitions. See Note 12 for further discussion of fair value measurements.

Treasury stock
Treasury stock is recorded at cost, which includes incremental direct transaction costs, and is retired upon acquisition as a result of (i) stock exchanged to satisfy tax withholding that arises upon the lapse of restrictions on share-settled equity-based awards at the awardee's election, (ii) stock exchanged for the cost of exercise of stock options at the awardee's election, or (iii) the Company's open market repurchases of its common stock.

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements

Revenue recognition
Oil, NGL and natural gas sales and sales of purchased oil are generally recognized at the point in time that control of the product is transferred to the customer.
Oil sales and sales of purchased oil
Under its oil sales contracts, the Company sells produced or purchased oil at the delivery point specified in the contract and collects an agreed-upon index price, net of pricing differentials. The delivery point may be at the wellhead, the inlet of the purchaser's pipeline or nominated pipeline or the Company's truck unloading facility. At the delivery point, the purchaser typically takes custody, title and risk of loss of the product and, therefore, control as defined under applicable GAAP, typically passes at the delivery point. The Company recognizes revenue at the net price received when control transfers to the purchaser.
The Company engages in transactions in which it sells oil at the lease and subsequently repurchases the same volume of oil from that customer at a downstream delivery point under a separate agreement ("Repurchase Agreement") for use in the sale to the final customer. The commercial reasoning for such transactions may vary. Where a Repurchase Agreement exists, the Company must evaluate whether the customer obtains control of the oil at the lease and therefore whether it is appropriate to recognize revenue for the lease sale. Where the Company has an obligation or a right to repurchase the oil, the customer does not obtain control of the oil because it is limited in its ability to direct the use of, and obtain substantially all of the remaining benefits from the oil even though it may have physical possession of the oil. When the Company repurchases the oil for equal to or more than the original selling price, then the transaction represents a financing arrangement unless there is only a short passage of time between the sale and repurchase, in which case any excess amount paid represents an expense associated with the sale of oil to the final customer. The Company recognizes such repurchase expense and any transportation expenses incurred for the delivery of the oil to the final customer in the "Transportation and marketing expenses" line item in the accompanying consolidated statements of operations.
In certain situations, the Company enters into purchase and sale transactions of oil inventory with the same counterparty in contemplation with one another, and these transactions are presented on the consolidated statements of operations on a net basis in accordance with GAAP. The following table presents the net effect of these transactions for the periods presented:

	Years ended December 31,
(in thousands)	2024	2023	2022
Sales of purchased oil inventory	$249,396	$494,860	$104,403
Purchased oil inventory	249,955	495,697	104,039
Net effect on earnings(1)	$(559)	$(837)	$364
______________________________________________________________________________
(1)Amounts presented are recorded in "Sales of purchased oil" in the consolidated statements of operations.
Under certain of its customer contracts, the Company is subject to contractual penalties if it fails to deliver contractual minimum volumes to its customers. Such amounts are recorded as a reduction to the transaction price as these amounts do not represent payments to the customer for distinct goods or services and instead relate specifically to the failure to perform under the specific customer contract. Such amounts are recorded as a reduction to the transaction price when payment is determined as probable, typically when such a deficiency occurs.
NGL and natural gas sales
Under its natural gas processing contracts, the Company delivers produced natural gas to a midstream processing entity at the wellhead or the inlet of the processing entity's system. The processing entity processes the natural gas, sells the resulting NGL and residue gas to third parties and pays the Company for the NGL and residue gas with deductions that may include gathering, compression, processing and transportation fees. In these scenarios, the Company evaluates whether it is the principal or the agent in the transaction. For contracts where the Company has concluded that it is the agent in the ultimate sale to the third party and the midstream processing entity is the principal and that the Company has transferred control of unprocessed natural gas to the midstream processing entity, the Company recognizes revenue based on the net amount of the proceeds received from the midstream processing entity who represents the Company's customer. For contracts where the Company has concluded that it is the principal with the ultimate third party being the customer, and control of the NGL or

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements
residue gas transferring at the tailgate of the midstream entity's processing plant, the Company recognizes revenue for those contracts on a gross basis, with gathering, compression, processing, and transportation fees presented as an expense.
Significant judgments
The Company engages in various types of transactions in which unaffiliated midstream entities process the Company's liquids-rich natural gas and, in some scenarios, subsequently market resulting NGL and residue gas to third-party customers on the Company's behalf. These types of transactions require judgment to determine whether the Company is the principal or the agent in the contract and, as a result, whether revenues are recorded gross or net. For existing contracts, the Company has determined that it serves as the agent in the sale of products under certain natural gas processing and marketing agreements with unaffiliated midstream entities in accordance with the control model under applicable GAAP. As a result, the Company presents revenue on a net basis for amounts expected to be received from third-party customers through the marketing process, with expenses and deductions incurred subsequent to control of the product(s) transferring to the unaffiliated midstream entity being netted against revenue.
Transaction price allocated to remaining performance obligations
A significant number of the Company's product sales are short-term in nature with a contract term of one year or less. For those contracts, the Company has utilized the practical expedient under applicable GAAP that exempts the Company from disclosure of the transaction price allocated to remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less.
For the Company's product sales that have a contract term greater than one year, the Company has utilized the practical expedient under applicable GAAP that states that it is not required to disclose the transaction price allocated to remaining performance obligations if the variable consideration is allocated entirely to a wholly unsatisfied performance obligation. Under the Company's product sales contracts, each unit of product generally represents a separate performance obligation; therefore, future volumes are wholly unsatisfied. Under these contracts each unit of service represents a separate performance obligation and therefore performance obligations in respect of future services are wholly unsatisfied.
Contract balances
Under the Company's customer contracts, invoicing occurs once the Company's performance obligations have been satisfied, at which point payment is unconditional. Accordingly, the Company's contracts do not give rise to contract assets or contract liability balances.
Prior-period performance obligations
For sales of oil, NGL, natural gas and purchased oil, the Company records revenue in the month production is delivered to the purchaser. However, settlement statements and payment may not be received for 30 to 90 days after the date production is delivered and, as a result, the Company is required to estimate the amount of production that was delivered to the purchaser and the price that will be received for the sale of the product. The Company records the differences between estimates and the actual amounts received for product sales once payment is received from the purchaser. Such differences have historically not been significant. The Company uses knowledge of its properties, its properties' historical performance, spot market prices and other factors as the basis for these estimates. For the years ended December 31, 2024, 2023 and 2022, revenue recognized related to performance obligations satisfied in prior reporting periods was not material.

Equity-based compensation awards
Equity-based compensation expense is included in "General and administrative" on the consolidated statements of operations, and includes expense for (i) restricted stock awards and share-settled performance share unit awards, which are accounted for as equity awards and are generally based on the awards' grant date or modification date fair value less an expected forfeiture rate and (ii) cash-settled performance share unit awards, which are accounted for as liability awards and are re-measured at each quarterly reporting period until settlement. The Company capitalizes a portion of equity-based compensation for employees who are directly involved in the acquisition, exploration and development of its oil and natural gas properties into the full cost pool. Capitalized equity-based compensation is included in "Evaluated properties" on the consolidated balance sheets. See Note 9 for further discussion of the Company's Equity Incentive Plan.

Organizational restructurings

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements
Organizational restructuring expenses are separation charges comprised of compensation, tax, professional, outplacement and insurance-related expenses, which are recorded as "Organizational restructuring expenses" on the consolidated statements of operations.

Income taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses and tax credit carryforwards. Under this method, deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income or loss in the period that includes the enactment date.
The Company evaluates uncertain tax positions for recognition and measurement in the consolidated financial statements. To recognize a tax position, the Company determines whether it is more-likely-than-not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation, based on the technical merits of the position. A tax position that meets the more-likely-than-not threshold is measured to determine the amount of benefit to be recognized in the consolidated financial statements. The amount of tax benefit recognized with respect to any tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement. The Company has no unrecognized tax benefits related to uncertain tax positions in the consolidated financial statements at December 31, 2024 or 2023. See Note 13 for additional information regarding the Company's income taxes.

Supplemental cash flow and non-cash information
The following table presents supplemental cash flow and non-cash information for the periods presented:

	Years ended December 31,
(in thousands)	2024	2023	2022
Supplemental cash flow information:
Cash paid for interest, net of $1,413, $2,892 and $3,872 of capitalized interest, respectively(1)	$187,483	$132,986	$131,867
Supplemental non-cash operating information:
Right-of-use assets obtained in exchange for operating lease liabilities(2)	$49,683	$176,027	$34,532
Supplemental non-cash investing information:
Change in accrued capital expenditures	$3,656	$43,559	$(2,207)
Equity issued for acquisition of oil and natural gas properties(3)	$74,928	$807,767	$—
Liabilities assumed in acquisitions of oil and natural gas properties(3)	$37,090	$86,478	$—
______________________________________________________________________________
(1)See Note 7 for additional discussion of the Company's interest expense.
(2)See Note 5 for additional discussion of the Company's leases.
(3)See Notes 4 and 8 for additional discussion of the Company's acquisitions of oil and natural gas properties and equity issued in connection with such acquisitions, respectively.

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements

Note 3	New accounting standards
The Company considered the applicability and impact of all accounting standard updates ("ASU") issued by the Financial Accounting Standards Board ("FASB") to the Accounting Standards Codification.
ASUs not yet adopted
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires more detailed tax disclosures, including disaggregated information about an entity's effective tax rate reconciliation as well as expanded information on income taxes paid by jurisdiction. The amendments in this accounting standard are effective, on a prospective basis, for fiscal years beginning after December 15, 2024. Early adoption is permitted. Adoption of this ASU will result in additional disclosure, but will not impact the Company’s consolidated financial position, results of operations or cash flows.
In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires additional disclosure about specific types of expenses included in the expense captions presented on the income statement. The amendments in this accounting standard are effective, on a prospective basis, for fiscal years beginning after December 15, 2026, and interim periods beginning after December 15, 2027. Early adoption is permitted. Adoption of this ASU will result in additional disclosure, but will not impact the Company's consolidated financial position, results of operations or cash flows.
Recently adopted ASU
During the year ended December 31, 2024, the Company adopted ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which sets forth improvements to the current segment disclosure requirements in accordance with Topic 280 "Segment Reporting," including clarifying that entities with a single reportable segment are subject to both new and existing segment reporting requirements. ASU 2023-07 is effective for interim periods beginning after December 15, 2024, and is applied retrospectively to all periods presented in this Annual Report. Adoption of this ASU results in additional disclosure, but did not impact the Company's consolidated financial position, results of operations or cash flows. See Note 17 for additional information.

Note 4	Acquisitions and divestitures

2024 asset acquisitions
Point Acquisition
On September 20, 2024 (the "Point Closing Date"), the Company, together with Northern Oil and Gas, Inc. ("NOG"), purchased certain oil and natural gas properties located in the Delaware Basin with an effective date of April 1, 2024 from Point Energy Partners Petroleum, LLC, Point Energy Partners Operating, LLC, Point Energy Partners Water, LLC and Point Energy Partners Royalty, LLC (collectively, “Point”) for an aggregate purchase price of $1.0 billion in cash, including customary closing adjustments (the "Point Acquisition"). The Company purchased 80% of the acquired assets, consisting of approximately 16,300 net acres in Ward and Winkler Counties, and will operate the assets, and NOG purchased the remaining 20% of the assets.
The Company's portion of the aggregate preliminary purchase price was $827.0 million, which consisted of (i) $805.1 million in cash and (ii) $21.9 million of estimated transaction-related expenses. The purchase price is subject to additional post-closing adjustments. The Point Acquisition was accounted for as an asset acquisition, as substantially all the gross assets acquired are concentrated in a group of similar identifiable assets. Based on the relative fair values on the Point Closing Date, the acquired assets and liabilities assumed were allocated as follows: (i) $793.9 million to evaluated properties, (ii) $52.9 million to unevaluated properties, of which $48.6 million remained as of December 31, 2024, (iii) $14.3 million to revenue suspense liabilities, (iv) $3.0 million to asset retirement obligation liabilities and (v) $2.5 million to property tax liabilities.
PEP Acquisition
On February 2, 2024 (the "PEP Closing Date"), the Company purchased additional working interests in producing properties associated with the Henry Acquisition (as defined herein), with an effective date of August 1, 2023 (the "PEP Acquisition")

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements
through PEP Henry Production Partners LP, PEP HPP Jubilee SPV LP, PEP PEOF Dropkick SPV, LLC, PEP HPP Dropkick SPV LP and HPP Acorn SPV LP.
The aggregate purchase price of $77.6 million consisted of (i) 878,690 shares of the Company's common stock, par value $0.01 per share ("Common Stock") based upon the share price as of the PEP Closing Date, (ii) 980,272 shares of the Company's 2.0% Cumulative Mandatorily Convertible Series A Preferred Stock, par value $0.01 per share ("Preferred Stock") based upon the share price as of the PEP Closing Date, (iii) $1.8 million cash consideration received for closing adjustments and (iv) $0.7 million in transaction-related expenses. The purchase price is inclusive of final closing adjustments. The PEP Acquisition was accounted for as an asset acquisition, as substantially all the gross assets acquired are concentrated in a group of similar identifiable assets. Based on the relative fair values on PEP Closing Date, the acquired assets assumed were allocated as follows: (i) $77.7 million to evaluated properties, (ii) $0.3 million to unevaluated properties, all of which remained as of December 31, 2024, and (iii) $0.4 million to asset retirement obligations. The 980,272 shares of Preferred Stock were subsequently converted to an equal number of shares of Common Stock on May 23, 2024. See Note 8 for further discussion of the Preferred Stock conversion.

2023 business combination
Henry Acquisition
On September 13, 2023, the Company entered into a purchase and sale agreement (the “Henry PSA”) with Henry Resources, LLC, Henry Energy LP and Moriah Henry Partners LLC (collectively, “Henry”), pursuant to which the Company agreed to purchase (the “Henry Acquisition”) Henry’s oil and gas properties in the Midland and Delaware Basin, including approximately 15,900 net acres located in Midland, Reeves and Upton Counties, equity interests in certain subsidiaries and related assets and contracts.
On November 5, 2023 ("Henry Closing Date"), the Company closed the Henry Acquisition. The following table presents components of the consideration paid in the Henry Acquisition, which is inclusive final closing adjustments:

(in thousands, except for share and share price data)	As of November 5, 2023
Shares of Company common stock issued	2,145,725
Company common stock price on Henry Closing Date	$52.25
Fair value of Company common stock issued	$112,114

Shares of Company preferred stock issued	6,131,381
Company preferred stock price on Henry Closing Date	$52.25
Fair value of Company preferred stock issued (before dividends)	$320,365
Fair value of preferred stock dividends	446
Fair value of Company preferred stock issued	$320,811

Cash consideration for working capital closing adjustments	4,359
Total consideration	$437,284

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements
The Henry Acquisition was accounted for as a business combination, with all associated transaction costs of $11.4 million included in "General and administrative expense" on the consolidated statements of operations. The following table presents the final purchase price allocation of the Henry Acquisition to the assets acquired and liabilities assumed, based on their fair values on the Henry Closing Date:

(in thousands)	As of November 5, 2023
Fair value of assets acquired:
Oil and natural gas properties:
Evaluated properties	$384,417
Unevaluated properties(1)	70,124
Operating lease right-of-use assets	3,366
Fair value of liabilities assumed:
Asset retirement obligations	(1,211)
Operating lease liabilities	(3,366)
Revenue suspense liabilities	(16,046)
Total purchase price	$437,284
______________________________________________________________________________
(1)As of December 31, 2023, $27.3 million remained in unevaluated properties.
The Company conducted assessments of recognized amounts for identifiable assets acquired and liabilities assumed in the Henry Acquisition at the estimated acquisition date fair values. The Company makes various assumptions in estimating the fair values of assets acquired and liabilities assumed. The most significant assumptions relate to the estimated fair values of evaluated and unevaluated oil and natural gas properties. The fair values of these properties were measured using an income approach utilizing the discounted cash flow model that converts future cash flows to a single discounted amount. Significant inputs to the valuation include estimates of: (i) forecasted oil, NGL and natural gas reserve quantities; (ii) future commodity strip prices as of the closing dates adjusted for transportation and regional price differentials; (iii) forecasted ad valorem taxes, production taxes, income taxes, operating expenses and development costs; and (iv) a peer group weighted-average cost of capital rate subject to additional project-specific risk factors. To compensate for the inherent risk of estimating the value of the unevaluated properties, the discounted future net revenues of proved undeveloped and probable reserves are reduced by additional reserve adjustment factors. These assumptions represent Level 3 inputs under the fair value hierarchy, as described in Note 12.
The Company's consolidated statement of operations for the year ended December 31, 2023 includes revenues of $28.8 million and net income of $13.8 million attributable to the Henry Acquisition, subsequent to the Henry Closing Date.
Pro forma financial information (unaudited)
The following unaudited summary financial information for the years ended December 31, 2023 and 2022 gives effect to the Henry Acquisition as if they had been completed on January 1, 2022. The unaudited pro forma financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Vital Energy would have been had the Henry Acquisition and related financing occurred on the date noted above, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements
The below information reflects pro forma adjustments for the issuance of the Company's common stock and preferred stock as consideration for the Henry Acquisition, as well as pro forma adjustments based on available information and certain assumptions the Company believes are reasonable, including adjustments to depreciation, depletion and amortization based on the full cost method of accounting and estimated impacts of the pro forma adjustments to income tax and valuation allowance.

	Years ended December 31,
(in thousands)	2023	2022
Total revenues	$1,701,019	$2,206,570
Operating income	$632,666	$1,225,218
Net income	$716,775	$791,740
Net income available to common shareholders	$710,560	$785,001
Net income per common share:
Basic	$31.72	$41.72
Diluted	$25.51	$31.49

2023 asset acquisitions
Grey Rock Acquisition
On December 21, 2023 (the "Grey Rock Closing Date"), the Company purchased additional working interests in producing assets associated with the Henry Acquisition, with an effective date of December 21, 2023 (the "Grey Rock Acquisition") through Granite Ridge Holdings LLC, GREP IV-A Permian, LLC and GREP IV-B Permian, LLC (collectively, “Grey Rock”).
The aggregate purchase price of $56.5 million consisted of (i) 627,026 shares of the Company's common stock, par value $0.01 per shares ("Common Stock") based upon the share price as of the Grey Rock Closing Date, ii) 595,104 shares of the Company's 2.0% Cumulative Mandatorily Convertible Series A Preferred Stock, par value $0.01 per shares ("Preferred Stock") based upon the share price as of the Grey Rock Closing Date and (iii) $1.2 million in post-close adjustments and transaction-related expenses. The purchase price is inclusive of final closing adjustments. The Grey Rock Acquisition was accounted for as an asset acquisition, as substantially all the gross assets acquired are concentrated in a group of similar identifiable assets. Based on the relative fair values on Grey Rock Closing Date, the acquired assets and liabilities assumed were allocated as follows: (i) $53.3 million to evaluated properties, (ii) $3.3 million to unevaluated properties, all of which remained as of December 31, 2023 and (iii) $0.1 million to asset retirement obligation liabilities. The 595,104 shares of Preferred Stock were subsequently converted to an equal number of shares of Common Stock on May 23, 2024. See Note 8 for further discussion of the Preferred Stock conversion.
Tall City Acquisition
On November 6, 2023 ("Tall City Closing Date"), the Company purchased certain oil and gas properties in the Delaware Basin, including approximately 21,450 net acres located in Reeves County and related assets and contracts, with an effective date September 13, 2023 (the "Tall City Acquisition") from Tall City Property Holdings III LLC and Tall City Operations III LLC (collectively, "Tall City").
The aggregate purchase price of $360.4 million consisted of (i) $280.6 million in cash, (ii) 1,402,258 shares of Common Stock based upon the share price as of the Tall City Closing Date and (iii) $9.0 million in transaction-related expenses. The purchase price is inclusive of final closing adjustments. Upon entering into the purchase and sale agreement with Tall City (the "Tall City PSA"), the Company issued Common Stock as a deposit to be held in escrow until closing of the Tall City Acquisition, of which certain shares remain in escrow to satisfy potential indemnification claims under the Tall City PSA. See Note 8 for additional information. The Tall City Acquisition was accounted for as an asset acquisition, as substantially all the gross assets acquired are concentrated in a group of similar identifiable assets. Based on the relative fair values on Tall City Closing Date, the acquired assets and liabilities assumed were allocated as follows: (i) $343.0 million to evaluated properties, (ii) $60.2 million to unevaluated properties, of which $4.4 million remained as of December 31, 2023, (iii) $3.4 million to operating lease right-of-use assets, (iv) $3.4 million to operating lease liabilities, (v) $1.2 million to property tax liabilities, (vi) $31.6 million to revenue suspense liabilities, (vii) $8.2 million to accrued liabilities for drilling advances and (viii) $1.8 million to asset retirement obligation liabilities.

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements
Maple Acquisition
On October 31, 2023 ("Maple Closing Date"), the Company purchased certain oil and gas properties in the Delaware Basin, including approximately 15,500 net acres located in Reeves County and related assets and contracts, with an effective date of September 13, 2023 (the "Maple Acquisition") from Maple Energy Holdings, LLC ("Maple").
The aggregate purchase price of $169.8 million consisted of i) 3,294,331 shares of Common Stock based upon the share price as of the Maple Closing Date, and ii) $4.9 million in transaction-related expenses. The purchase price, including shares, is inclusive of final closing adjustments. Upon entering into the purchase and sale agreement with Maple (the "Maple PSA"), the Company issued Common Stock as a deposit to be held in escrow until closing of the Maple Acquisition, of which certain shares remain in escrow post-closing to satisfy potential indemnification claims under the Maple PSA. See Note 8 for additional information. The Maple Acquisition was accounted for as an asset acquisition, as substantially all the gross assets acquired are concentrated in a group of similar identifiable assets. Based on the relative fair values on Maple Closing Date, the acquired assets and liabilities assumed were allocated as follows: (i) $145.8 million to evaluated properties, (ii) $30.6 million to unevaluated properties, all of which remained as of December 31, 2023, (iii) $3.1 million to operating lease right-of-use assets, (iv) $3.1 million to operating lease liabilities, (v) $1.3 million to property tax liabilities, (vi) $3.8 million to revenue suspense liabilities and (vii) $1.5 million to asset retirement obligation liabilities.
Forge Acquisition
On June 30, 2023 ("Forge Closing Date"), the Company purchased certain oil and natural gas properties located in the Delaware Basin, including approximately 24,000 net acres in Pecos, Reeves and Ward Counties, and related assets and contracts, with an effective date of March 1, 2023 (the "Forge Acquisition") from Forge Energy II Delaware, LLC ("Forge").
The aggregate purchase price of $397.6 million consisted of (i) $389.9 million in cash and (ii) $7.7 million in transaction-related expenses. The purchase price is inclusive of final closing adjustments. The Forge Acquisition was accounted for as an asset acquisition, as substantially all the gross assets acquired are concentrated in a group of similar identifiable assets. Based on the relative fair values on the Forge Closing Date, the acquired assets and liabilities assumed were allocated as follows: (i) $278.6 million to evaluated properties, (ii) $125.5 million to unevaluated properties, of which $50.6 million remained as of December 31, 2023, (iii) $8.9 million to equipment inventory, (iv) $13.7 million to revenue suspense liabilities and (v) $1.7 million to asset retirement obligation liabilities.
Driftwood Acquisition
On April 3, 2023 ("Driftwood Closing Date"), the Company purchased certain oil and natural gas properties in the Midland Basin, including approximately 11,200 net acres located in Upton and Reagan Counties and related assets and contracts, inclusive of derivatives (the "Driftwood Assets") with an effective date of January 1, 2023 (the "Driftwood Acquisition") from Driftwood Energy Operating, LLC ("Driftwood").
The aggregate purchase price of $201.7 million consisted of (i) $117.4 million of cash, (ii) 1,578,948 shares of Common Stock based upon the share price as of the Driftwood Closing Date and (iii) $4.2 million in transaction-related expenses. The purchase price is inclusive of final closing adjustments. The Driftwood Acquisition was accounted for as an asset acquisition, as substantially all the gross assets acquired are concentrated in a group of similar identifiable assets. Based on the relative fair values on the Driftwood Closing Date, the acquired assets and liabilities assumed were allocated as follows: (i) $207.1 million to evaluated properties, (ii) $0.5 million to revenue suspense liabilities, (iii) $4.2 million to derivative liabilities and (iv) $0.7 million to asset retirement obligation liabilities.
During the second quarter of 2023, the Company acquired additional interests in producing properties associated with the Driftwood Assets through additional sellers that exercised their "tag-along" sales rights, for total cash consideration of $8.6 million, excluding customary purchase price adjustments.

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements

2022 divestiture
On August 16, 2022, the Company entered into a purchase and sale agreement with Northern Oil and Gas, Inc. ("NOG"), pursuant to which the Company agreed to sell to NOG the Company’s working interests in certain specified non-operated oil and gas properties (the "NOG Working Interest Sale").
On October 3, 2022, the Company closed the NOG Working Interest Sale for an aggregate sales price of $106.1 million, inclusive of customary closing adjustments, subject to post-closing adjustments.

Exchange of unevaluated oil and natural gas properties
From time to time, the Company exchanges undeveloped acreage with third parties. The exchanges are recorded at fair value and the difference is accounted for as an adjustment of capitalized costs with no gain or loss recognized pursuant to the rules governing full cost accounting, unless such adjustment would significantly alter the relationship between capitalized costs and proved reserves of oil, NGL and natural gas.

Note 5	Leases

Lease costs
The following table presents components of total lease costs, net for the periods presented:

	Years ended December 31,
(in thousands)	2024	2023
Operating lease costs(1)	$95,719	$71,706
Short-term lease costs(2)	149,819	56,685
Variable lease costs(3)	10,212	97,383
Sublease income	(552)	(1,198)
Total lease costs, net	$255,198	$224,576
_____________________________________________________________________________
(1)Amounts represent straight-line costs associated with the Company's operating lease right-of-use assets.
(2)Amounts include costs associated with the Company's short-term leases that are not included in the calculation of lease liabilities and right-of-use assets and, therefore, are not recorded on the consolidated balance sheets as such.
(3)Amounts are primarily comprised of the non-lease service component of drilling rig and completions commitments above the minimum required payments, and are not included in the calculation of lease liabilities and right-of-use assets. Both the minimum required payments and the non-lease service component of the drilling rig and completions commitments are capitalized as additions to oil and natural gas properties.

Operating leases
Supplemental cash flow information
The following table presents cash paid for amounts included in the measurement of operating lease liabilities, which may not agree to operating lease costs due to timing of cash payments and incurred capital expenditures for the periods presented:

	Years ended December 31,
(in thousands)	2024	2023
Operating cash outflows from operating leases	$22,133	$4,595
Investing cash outflows from operating leases(1)	$75,607	$65,305
_____________________________________________________________________________
(1)    Amounts associated with drilling and completions operations are capitalized as additions to oil and natural gas properties.

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements
Lease terms and discount rates
The following table presents the weighted-average remaining lease term and weighted-average discount rate for operating leases as of the dates presented:

	December 31, 2024	December 31, 2023
Weighted-average remaining lease term	2.18 years	2.54 years
Weighted-average discount rate	7.89%	8.26%
Maturities
The following table reconciles the undiscounted cash flows for recognized operating lease liabilities for each of the first five years and the total remaining years to the operating lease liabilities recorded on the consolidated balance sheet as of the date presented:

(in thousands)	December 31, 2024
2025	$78,176
2026	14,081
2027	4,622
2028	2,986
2029	2,730
Thereafter	8,579
Total minimum lease payments	111,174
Less: imputed interest	(11,298)
Present value of future minimum lease payments	$99,876
Other information
See Note 2 for disclosure of supplemental non-cash adjustments information related to operating leases.

Note 6	Property and equipment

Oil and natural gas properties
The following table presents capitalized employee-related incurred capital expenditures in the acquisition, exploration and development of oil and natural gas properties for the periods presented:

	Years ended December 31,
(in thousands)	2024	2023	2022
Capitalized employee-related costs	$20,815	$22,179	$17,026
See Unaudited Supplementary Information included elsewhere in this Annual Report for total incurred capital expenditures in the acquisition, exploration and development of oil and natural gas properties, which includes the aforementioned capitalized employee-related costs.
The following table presents depletion expense, which is included in "Depletion, depreciation and amortization" on the consolidated statements of operations, and depletion expense per BOE sold of evaluated oil and natural gas properties for the periods presented:

	Years ended December 31,
(in thousands except per BOE data)	2024	2023	2022
Depletion expense of evaluated oil and natural gas properties	$720,190	$446,611	$298,259
Depletion expense per BOE sold	$14.70	$12.67	$9.92
The full cost ceiling is based principally on the estimated future net cash flows from proved oil, NGL and natural gas reserves, which exclude the effect of the Company's commodity derivative transactions, discounted at 10%. SEC guidelines require companies to use the unweighted arithmetic average first-day-of-the-month price for each month within the 12-month period

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements
prior to the end of the reporting period before differentials ("Benchmark Prices"). The Benchmark Prices are then adjusted for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point ("Realized Prices") without giving effect to the Company's commodity derivative transactions. The Realized Prices are utilized to calculate the estimated future net cash flows in the full cost ceiling calculation. Additional significant inputs included in the calculation of discounted cash flows used in the impairment analysis include the Company's estimate of operating and development costs, anticipated production of proved reserves and other relevant data. In the event the unamortized cost of evaluated oil and natural gas properties being depleted exceeds the full cost ceiling, as defined by the SEC, the excess is expensed in the period such excess occurs. Once incurred, a write-down of oil and natural gas properties is not reversible.
The unamortized cost of evaluated oil and natural gas properties being depleted exceeded the full cost ceiling during the quarterly period ended December 31, 2024. Accordingly, the Company recorded a $481.3 million full cost ceiling impairment, which is included in "Impairment expense" on the consolidated statements of operations for the year ended December 31, 2024. The unamortized cost of evaluated oil and natural gas properties being depleted did not exceed the full cost ceiling during 2023 and 2022 and, as such, no full cost ceiling impairments were recorded for the years ended December 31, 2023 and 2022.
The following table presents the Benchmark Prices and the Realized Prices as of the dates presented:

	December 31, 2024	December 31, 2023	December 31, 2022
Benchmark Prices:
Oil ($/Bbl)	$75.48	$78.22	$90.15
NGL ($/Bbl)(1)(2)	$75.48	$78.22	$41.77
Natural gas ($/MMBtu)	$2.13	$2.64	$5.20
Realized Prices:
Oil ($/Bbl)	$76.76	$79.52	$96.21
NGL ($/Bbl)	$13.66	$16.46	$29.84
Natural gas ($/Mcf)	$0.85	$1.17	$4.24
_____________________________________________________________________________
(1)    Based on the Company's average composite NGL barrel.
(2)    During 2023, the Company began utilizing WTI NYMEX in the calculation of its NGL Benchmark Prices.

Midstream and other fixed assets
Midstream assets consist of oil and natural gas pipeline gathering assets, related equipment, oil delivery stations, water storage and treatment facilities and their related asset retirement cost. Midstream and other fixed assets are recorded at cost, net of any impairment, and are subject to depreciation and amortization. Land is recorded at cost and is not subject to depreciation. Depreciation of assets is recorded using the straight-line method based on estimated useful lives of 3 to 20 years, as applicable. Leasehold improvements are capitalized and amortized over the shorter of the estimated useful lives of the assets or the terms of the related leases. Expenditures for significant betterments or renewals, which extend the useful lives of existing fixed assets, are capitalized and depreciated. Upon retirement or disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is recognized in "Gain (loss) on disposal of assets, net" in the consolidated statements of operations.

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements
Midstream and other fixed assets consisted of the following components as of the dates presented:

(in thousands)	December 31, 2024	December 31, 2023
Midstream service assets	$169,984	$158,749
Computer hardware and software	38,644	29,007
Vehicles	3,210	5,046
Leasehold improvements	7,155	7,136
Buildings	7,637	7,039
Other	7,690	7,710
Depreciable total	234,320	214,687
Less accumulated depreciation, amortization and impairment	(121,876)	(107,541)
Depreciable total, net	$112,444	$107,146
Land	21,821	23,147
Total midstream and other fixed assets, net	$134,265	$130,293

Note 7	Debt

Long-term debt, net
The following table presents the Company's long-term debt and unamortized debt issuance costs, discounts and premiums included in "Long-term debt, net" on the consolidated balance sheets as of the dates presented:

(in thousands)	December 31, 2024	December 31, 2023
10.125% senior unsecured notes due 2028 (January 2028 Notes)	$—	$700,309
7.750% senior unsecured notes due 2029 (July 2029 Notes)	298,214	298,214
9.750% senior unsecured notes due 2030 (September 2030 Notes)	302,364	500,000
7.875% senior unsecured notes due 2032 (March 2032 Notes)	1,000,000	—
Senior Secured Credit Facility	880,000	135,000
Total long-term debt	$2,480,578	$1,633,523
Unamortized debt issuance costs(1)	(24,579)	(21,800)
Unamortized discounts	(3,132)	(6,068)
Unamortized premiums	1,375	3,769
Total long-term debt, net	$2,454,242	$1,609,424
_____________________________________________________________________________
(1)Unamortized debt issuance costs related to the Senior Secured Credit Facility of $12.5 million and $14.1 million as of December 31, 2024 and 2023, respectively, are included in "Other noncurrent assets, net" on the consolidated balance sheets.

Senior Secured Credit Facility
On May 8, 2024, the Company entered into the Twelfth Amendment to the Senior Secured Credit Facility (the "Twelfth Amendment"). The Twelfth Amendment, among other things, reaffirmed the borrowing base at $1.5 billion and (ii) increased the aggregate elected commitment to $1.35 billion under the Senior Secured Credit Facility.
On September 20, 2024, in connection with the closing of the Point Acquisition, the Company entered into the Thirteenth Amendment to the Senior Secured Credit Facility (the "Thirteenth Amendment"). The Thirteenth Amendment, among other things, increased the aggregate elected commitment to $1.5 billion under the Senior Secured Credit Facility. See Note 4 for additional discussion of the Point Acquisition.
As of December 31, 2024, the Senior Secured Credit Facility, which matures on September 13, 2027, had a maximum credit amount of $3.0 billion, a borrowing base and an aggregate elected commitment of $1.5 billion, and an outstanding balance of $880.0 million subject to a weighted-average interest rate of 7.240%. The borrowing base is subject to a semi-annual redetermination occurring by May 1 and November 1 of each year based on the lenders' evaluation of the Company's oil, NGL

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements
and natural gas reserves. As defined in the Senior Secured Credit Facility, (i) the Adjusted Base Rate advances under the facility bear interest payable quarterly at an Adjusted Base Rate plus applicable margin, which ranges from 1.25% to 2.25%, based on the ratio of outstanding revolving credit to the borrowing base under the Senior Secured Credit Facility; and (ii) the SOFR advances under the facility bear interest, at the Company's election, at the end of one-month, three-month or six-month interest periods (and in the case of six-month interest periods, every three months prior to the end of such interest period) at a Secured Overnight Financing Rate ("SOFR") plus an applicable margin, which ranges from 2.25% to 3.25%, based on the ratio of outstanding revolving credit to the borrowing base under the Senior Secured Credit Facility. Vital Energy is required to pay a quarterly commitment fee on the unused portion of the financial institutions' commitment, which ranges from 0.375% of 0.500%.
The Senior Secured Credit Facility is secured by a first-priority lien on the assets and stock of Vital Energy and Vital Midstream Services, LLC ("VMS") (the "Guarantor"), including oil and natural gas properties constituting at least 85% of the present value of the Company's proved reserves. Further, the Company is subject to various financial and non-financial covenants on a consolidated basis, including a current ratio at the end of each calendar quarter, of not less than 1.00 to 1.00. As defined by the Senior Secured Credit Facility, the current ratio represents the ratio of current assets to current liabilities, inclusive of available capacity and exclusive of current balances associated with derivative positions. Additionally, the Company must maintain as of the last day of each calendar quarter a ratio of (a) its total debt (excluding reimbursement obligations in respect of undrawn letters of credit, if no loans are outstanding under the Senior Secured Credit Facility) minus a maximum of $100.0 million of unrestricted and unencumbered cash and cash equivalents, to (b) "Consolidated EBITDAX," as defined in the Senior Secured Credit Facility, for any period of four consecutive calendar quarters ending on the last day of such applicable calendar quarter of not greater than 3.50 to 1.00. The Company was in compliance with these covenants as of December 31, 2024 and 2023, as then in effect.
Additionally, the Senior Secured Credit Facility provides for the issuance of letters of credit, limited to the lesser of total capacity or $80.0 million. As of December 31, 2024 and 2023, the Company had no letters of credit outstanding under the Senior Secured Credit Facility. See Note 18 for discussion of additional borrowings and repayments on the Senior Secured Credit Facility subsequent to December 31, 2024.

Senior unsecured notes
March 2032 Notes
On March 28, 2024, the Company completed an offering of $800.0 million in aggregate principal amount of 7.875% senior unsecured notes due 2032 (the "Initial March 2032 Notes") for net proceeds of $784.8 million. The net proceeds from this offering and the Tack-On March 2032 Notes (defined below) were used to (i) extinguish in full the Company's outstanding January 2028 Notes (defined below), (ii) reduce the outstanding principal amount of the September 2030 Notes (defined below) and (iii) repay a portion of the outstanding borrowings on the Senior Secured Credit Facility. On March 29, 2024, the Company settled a cash tender offer on the January 2028 Notes for an aggregate principal amount outstanding of $431.2 million.
On April 3, 2024, the Company completed an offering of an additional $200.0 million in aggregate principal amount of 7.875% senior unsecured notes due 2032 (the "Tack-On March 2032 Notes," and, together with the Initial March 2032 Notes, the "March 2032 Notes"), at 100.750% of par, under the same indenture dated as of March 28, 2024 for net proceeds of approximately $198.7 million. On April 3, 2024, the Company settled a cash tender offer on the September 2030 Notes of $197.6 million and on April 29, 2024, the Company redeemed the remaining principal amount outstanding on the January 2028 Notes of $269.2 million at a redemption price of 105.063%.
September 2030 Notes
On September 25, 2023, the Company completed an offering and sale of $500.0 million in aggregate principal amount of 9.750% senior unsecured notes due 2030 (the "September 2030 Notes"). Interest for the September 2030 Notes is payable semi-annually, in cash in arrears on April 15 and October 15 of each year, commencing October 15, 2023 with interest from closing to that date. The September 2030 Notes were issued at 98.742% of par value, which resulted in a discount upon issuance of $6.3 million.
The Company received net proceeds of approximately $484.7 million from the September 2030 Notes, after deducting issuance discounts, underwriting discounts and commissions and offering costs. The proceeds from the offering were used to

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements
redeem the entire principal amount outstanding of its January 2025 Notes and for general corporate purposes, including repaying a portion of the borrowings outstanding under the Company's Senior Secured Credit Facility.
July 2029 Notes
On July 16, 2021, the Company completed a private offering and sale of $400.0 million in aggregate principal amount of 7.750% senior unsecured notes due 2029 (the "July 2029 Notes"). Interest for the July 2029 Notes is payable semi-annually, in cash in arrears on January 31 and July 31 of each year, commencing January 31, 2022 with interest from closing to that date.
The Company received net proceeds of approximately $392.0 million from the July 2029 Notes, after deducting underwriting discounts and commissions and estimated offering expenses. The proceeds from the offering were used for general corporate purposes, including repaying a portion of the borrowings outstanding under the Senior Secured Credit Facility.
January 2025 Notes and January 2028 Notes
On January 24, 2020, the Company completed an offer and sale (the "Offering") of $600.0 million in aggregate principal amount of 9.500% senior unsecured notes due 2025 (the "January 2025 Notes") and $400.0 million in aggregate principal amount of 10.125% senior unsecured notes due 2028 (the "Original January 2028 Notes"). Interest for both the January 2025 Notes and Original January 2028 Notes is payable semi-annually, in cash in arrears on January 15 and July 15 of each year.
The Company received net proceeds of $982.0 million from the Offering, after deducting underwriting discounts and commissions and estimated offering expenses. The proceeds from the Offering were used (i) to fund cash tender offers and consent solicitations for any or all of the Company's outstanding 5 5/8% senior unsecured notes due 2022 and 6 1/4% senior unsecured notes due 2023 (ii) to repay the Company's 5 5/8% senior unsecured notes due 2022 and 6 1/4% senior unsecured notes due 2023 that remained outstanding after settling the Tender Offers and (iii) for general corporate purposes, including repayment of a portion of the borrowings outstanding under the Company's Senior Secured Credit Facility.
On September 25, 2023, the Company completed an offering and sale of $400.0 million in aggregate principal amount of new 10.125% senior unsecured notes due 2028 (the "New January 2028 Notes" and, together with the Original January 2028 Notes, the "January 2028 Notes") as additional notes under, and subject to the terms of, the indenture governing the January 2028 Notes. The New January 2028 Notes were issued at 101.000% of par value, which resulted in a premium upon issuance of $4.0 million. The Company received net proceeds of approximately $396.7 million from the New January 2028 Notes, after issuance premiums and deducting underwriting discounts and commissions and offering costs.
On December 27, 2023, the Company issued a notice to redeem the entire $455.6 million principal amount outstanding of its January 2025 Notes using the proceeds from the offering of the September 2030 Notes and New January 2028 Notes. As a result, the Company incurred a $2.2 million charge related to the early redemption and a write-off of debt issuance costs of $1.5 million, both of which are included in "Loss on extinguishment of debt, net" on the consolidated statements of operation for the year ended December 31, 2023. On December 27, 2023, the Company was legally released as the obligor of the January 2025 Notes by establishing and funding an irrevocable trust to redeem the January 2025 Notes. As a result, the transferred assets and long-term debt were derecognized from the balance sheet as of the funding date of the irrevocable trust. On January 15, 2024, the January 2025 Notes were redeemed using the funds irrevocably deposited in trust with the trustee on December 27, 2023.

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements
Tender offers and repurchases
The following table presents the components of the Company's loss on extinguishment of debt during the periods presented:

	Years ended December 31,
(in thousands)	2024	2023	2022(1)
January 2025 Notes	$—	$455,628	$122,285
January 2028 Notes	700,309	—	60,735
July 2029 Notes	—	—	101,786
September 2030 Notes	197,636	—	—
Total principal amount tendered or redeemed	897,945	455,628	284,806
Extinguishment of debt(2)	(952,214)	(457,792)	(282,902)
Early tender or redemption discount (premium) and other related charges	(54,269)	(2,164)	1,904
Write-off of debt issuance costs	(13,121)	(1,875)	(3,363)
Write-off of issuance discount	(2,311)	—	—
Write-off of issuance premium	3,586	—	—
Loss on extinguishment of debt, net(3)	$(66,115)	$(4,039)	$(1,459)
______________________________________________________________________________
(1)Amounts presented for the year ended December 31, 2022 represent the Company's repurchases of its senior unsecured notes under authorized bond purchase programs. No senior unsecured notes were repurchased under an authorized bond purchase program during the years ended December 31, 2024 and 2023.
(2)Amounts are included in "Extinguishment of debt" in cash flows from financing activities on the consolidated statements of cash flows.
(3)Amounts are included in "Loss on extinguishment of debt, net" on the consolidated statements of operations.
Covenants
The terms of each of the Company's senior unsecured notes include covenants, which are in addition to but different than similar covenants in the Senior Secured Credit Facility, which limit the Company's ability to incur indebtedness, make restricted payments, grant liens and dispose of assets. The Company was in compliance with these covenants as of December 31, 2024 and 2023.
Each of the Company's senior unsecured notes are fully and unconditionally guaranteed on a senior unsecured basis by Vital Midstream Services, LLC and certain of the Company's future restricted subsidiaries, subject to certain automatic customary releases, including the sale, disposition or transfer of all of the capital stock or of all or substantially all of the assets of a subsidiary guarantor to one or more persons that are not the Company or a restricted subsidiary, exercise of legal defeasance or covenant defeasance options or satisfaction and discharge of the applicable indenture, designation of a subsidiary guarantor as a non-guarantor restricted subsidiary or as an unrestricted subsidiary in accordance with the applicable indenture, release from guarantee under the Senior Secured Credit Facility, or liquidation or dissolution.

Interest expense
The following table presents amounts that have been incurred and charged to interest expense:

	Years ended December 31,
(in thousands)	2024	2023	2022
Interest expense on borrowings	$171,047	$144,731	$123,255
Amortization of debt issuance costs and other adjustments	8,160	7,980	5,738
Less capitalized interest	(1,413)	(2,892)	(3,872)
Total interest expense	$177,794	$149,819	$125,121

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements

Note 8	Stockholders' equity

Equity offering
On September 19, 2023, the Company completed the sale of 2,750,000 shares of its common stock for net proceeds of $140.2 million, after underwriting discounts, commissions and offering expenses. On September 29, 2023, the underwriters exercised their option to purchase an additional 412,500 shares of common stock, which resulted in net proceeds to the Company of $21.0 million, after underwriting discounts, commissions and offering expenses.

Equity issued for acquisitions of oil and natural gas properties
During the years ended December 31, 2024 and 2023, the Company issued shares of its common stock and Preferred Stock in connection with the closing of various acquisitions of oil and gas properties, as shown in the table below.

Acquisition	Closing date	Common stock issued	Preferred stock issued
PEP(1)	2/2/2024	878,690	980,272
Grey Rock(1)	12/21/2023	627,026	595,104
Tall City(2)	11/6/2023	1,402,258	N/A
Henry(3)	11/5/2023	2,145,725	6,131,381
Maple(4)	10/31/2023	3,370,497	N/A
Driftwood	4/3/2023	1,578,948	N/A
_____________________________________________________________________________
(1)On May 23, 2024, the Preferred Stock issued in connection with the PEP Acquisition and Grey Rock Acquisition were converted to common shares. See "Preferred Stock" below for additional discussion.
(2)As of December 31, 2023, 773,290 of the common shares issued for the Tall City Acquisition were in escrow pending post-close settlements. During the year ended December 31, 2024, 396,570 of the Tall City escrow shares were released to the seller, leaving 376,720 Tall City shares in escrow as of December 31, 2024.
(3)On November 29, 2023, the Preferred Stock issued in connection with the Henry Acquisition were converted to common shares. See "Preferred Stock" below for additional discussion.
(4)As of December 31, 2023, 357,500 of the common shares issued for the Maple Acquisition were in escrow pending post-close settlements. During the year ended December 31, 2024, 79,998 of the Maple escrow shares were returned to the Company and retired and 262,969 shares were released to the seller, leaving 14,533 of the Maple shares in escrow as of December 31, 2024.
See Note 4 for additional information on the Company's acquisitions.

Preferred Stock
The Company's non-voting Preferred Stock was entitled to cumulative preferred cash dividends at an initial rate of 2.0% per annum of the liquidation preference per share of $54.96, as defined in the Certificate of Designations, provided that such rate shall automatically increase to (i) 5.0% on September 15, 2024, and (ii) 8.0% on September 15, 2025, payable quarterly in arrears, if, and when, declared. If the Company fails to pay in full any distribution on the Preferred Stock, the amount of such unpaid distribution will accrue and accumulate from the last day of the quarter for which such distribution is due until paid in full. The Company may, at any time and from time to time, elect to redeem all outstanding shares of Preferred Stock, in accordance with the terms of the Certificate of Designations. Upon stockholder approval, the Preferred Stock is to be converted to an equal number of shares of common stock.
On November 21, 2023, upon recommendation of the Company's board of directors, stockholders approved the conversion of the 6,131,381 shares of Preferred Stock issued in connection with the Henry Acquisition to an equal number of shares of common stock. The conversion occurred on November 29, 2023. As a result of the conversion, the Company paid a dividend of $0.4 million for the period for which the Preferred Stock was outstanding. On May 23, 2024, upon recommendation of the Company's board of directors, stockholders approved the conversion of the remaining 1,575,376 outstanding shares of Preferred Stock issued in connection with the PEP and Grey Rock Acquisitions to an equal number of shares of common stock. The conversion occurred on June 4, 2024. As a result of the conversion, the Company paid a dividend of $0.3 million for the period the Preferred Stock was outstanding during the second quarter of 2024.

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements

Share repurchase program
On May 31, 2022, the Company's board of directors authorized a $200.0 million share repurchase program. The repurchase program commenced in May 2022 and was originally set to expire in May 2024. On May 23, 2024, the board of directors approved an amendment to the share repurchase program to (i) increase the shares of Common Stock which the Company may purchase to a total aggregate authorization of $237.3 million, and (ii) extend the expiration date to May 22, 2026. Share repurchases under the program may be made through a variety of methods, which may include open market purchases, including under plans complying with Rule 10b5-1 of the Exchange Act, and privately negotiated transactions. The timing and actual number of share repurchases will depend upon several factors, including market conditions, business conditions, the trading price of the Company's common stock and the nature of other investment opportunities available to the Company. The following table presents the Company's open market repurchases of its common stock during the periods presented:

(in thousands, except for share and share price data)	Year ended December 31, 2022
Shares of Company common stock repurchased	490,536
Average share price(1)	$76.02
Total	$37,290
______________________________________________________________________________
(1)Average share price includes any commissions paid to repurchase stock.
All shares were retired upon repurchase. No shares were repurchased during the years ended December 31, 2024 and 2023.

Note 9	Compensation plans

Equity Incentive Plan
The Equity Incentive Plan provides for the granting of incentive awards in the form of restricted stock awards, stock option awards, performance share unit awards, restricted stock unit awards, stock appreciation rights, stock bonus awards and other awards. On May 23, 2024, the Company's stockholders approved an amendment and restatement to the Equity Incentive Plan, which increased the maximum number of shares of the Company's common stock issuable under the Equity Incentive Plan from 2,432,500 to 3,332,500 shares.
As of December 31, 2024, the Company had outstanding restricted stock awards and performance share unit awards.
Equity Awards
Restricted stock awards and restricted stock unit awards
All service vesting restricted stock awards are treated as issued and outstanding in the consolidated financial statements. If the termination of employment is by reason of death or disability, all of the holder's restricted stock will automatically vest. Restricted stock awards granted to employees vest in a variety of schedules that mainly include (i) 33%, 33% and 34% vesting per year beginning on the first anniversary of the grant date and (ii) full vesting on the third anniversary of the grant date. Non-employee directors are granted restricted stock unit awards which are 100% vested on the date of grant, with the option to defer settlement of some or all of such awards in shares until the director's separation from service if the director timely elects in accordance with the terms of the Nonqualified Director Deferred Compensation Plan.
Share-settled performance share unit awards
Share-settled performance share unit awards, which the Company has determined are equity awards, are subject to a combination of market, performance and service vesting criteria. For portions of awards with market criteria, a Monte Carlo simulation prepared by an independent third party is utilized to determine the grant-date (or modification date) fair value, and the associated expense is recognized on a straight-line basis over the three-year requisite service period of the awards. For portions of awards with performance criteria, the fair value is equal to the Company's closing stock price on the grant date (or modification date), and for each reporting period, the associated expense fluctuates and is adjusted based on an estimated payout of the number of shares of common stock to be delivered on the payment date for the three-year performance period, which begins either at the start of the calendar year in which the award is granted or on December 1 of the year prior to the Calendar year in which the award is granted.

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements
For share-settled performance share unit awards granted in 2022, the market criteria consists of: (i) annual relative stockholder return comparing the Company's stockholder return to the stockholder return of the exploration and production companies listed in the Russell 2000 index and (ii) annual absolute total stockholder return, together the "PSU Matrix." The performance criteria for these awards consists of: (i) earnings before interest, taxes, depreciation, amortization and exploration expense ("EBITDAX") and three-year total debt reduction (the "EBITDAX/Total Debt Component") (ii) growth in inventory (the "Inventory Growth Component") and (iii) emissions reduction (the "ESG Component"). Any units earned are expected to be paid in shares in the first quarter following the completion of the respective requisite service periods based on the achievement of certain market and performance criteria, and the payout range was 0% to 225%. The awards granted February 22, 2022 had a performance period of January 1, 2022 to December 31, 2024. Certain of the market and performance criteria were satisfied, resulting in a 82% payout, which will be paid in shares during the first quarter of 2025.
Equity award activity
The following table presents activity for equity compensation awards for the year ended December 31, 2024:

(in thousands, except per share data)	Restricted stock awards	Weighted-average grant-date fair value (per share)	Share-settled performance share unit awards	Weighted-average grant-date fair value (per share)(2)
Outstanding as of December 31, 2023	472	$56.87	48	$89.76
Granted	484	$45.16	—
Forfeited	(51)	$51.81	—
Vested(1)	(240)	$52.06	—
Outstanding as of December 31, 2024	665	$50.47	48	$89.76
_____________________________________________________________________________
(1)The aggregate intrinsic value of vested restricted stock awards for the year ended December 31, 2024 was $10.9 million.
(2)The weighted-average grant-date fair value of share-settled performance share unit awards assumes 100%, or target level, achievement of the performance criteria.
As of December 31, 2024, total unrecognized cost related to equity compensation awards was $19.3 million, which will be settled in shares. Such cost will be recognized on a straight-line basis over an expected weighted-average period of 1.57 years.
Equity-based liability awards
Cash-settled performance share unit awards
Cash-settled performance share unit awards, which the Company has determined are liability awards since they are settled in cash, are subject to a combination of market, performance and service vesting criteria. For portions of awards with market criteria, a Monte Carlo simulation prepared by an independent third party is utilized to determine the fair value, and is re-measured at each reporting period until settlement. For portions of awards with performance criteria, the Company's closing stock price is utilized to determine the fair value and is re-measured on the last trading day of each reporting period until settlement and, additionally, the associated expense fluctuates based on an estimated payout for the three-year performance period. The expense related to the cash-settled performance share unit awards is recognized on a straight-line basis over the three-year requisite service period of the awards, and the life-to-date recognized expense is adjusted accordingly at each reporting period based on the quarterly fair value re-measurements and redetermination of the estimated payout for the performance criteria. For each award, the three-year performance period begins at the start of the calendar year in which the award is granted.
For cash-settled performance share unit awards granted in 2024, the market criteria consists of the PSU Matrix. The performance criteria for these awards consists of: (i) the EBITDAX/Total Debt Component, (ii) the Inventory Growth Component and (iii) the ESG Component. Any units earned are expected to be paid in cash during the first quarter following the completion of the requisite service period, based on the achievement of certain market and performance criteria, and the payout can range from 0% to 250% for the market criteria and 0% to 200% for the performance criteria.
For cash-settled performance share unit awards granted in 2023, the market criteria consists of the PSU Matrix. The performance criteria for these awards consists of: (i) the EBITDAX/Total Debt Component, (ii) the Inventory Growth

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements
Component and (iii) the ESG Component. Any units earned are expected to be paid in cash during the first quarter following the completion of the requisite service period, based on the achievement of certain market and performance criteria, and the payout can range from 0% to 250% for the market criteria and 0% to 200% for the performance criteria.
For cash-settled performance share unit awards granted in 2021, the market criteria consists of the PSU Matrix. The performance criteria for these awards consists of: (i) the EBITDAX/Total Debt Component and (ii) the Inventory Growth Component. Potential payout of these awards ranged from 0% to 250% for the market criteria and 0% to 200% for the performance criteria. In the first quarter of 2024, following the completion of the requisite service period and achievement of certain market and performance criteria, the granted awards were issued at a 145.83% payout.
Phantom unit awards
Phantom unit awards, which the Company has determined are liability awards, represent the holder's right to receive the cash equivalent of one share of common stock of the Company for each phantom unit as of the applicable vesting date, subject to withholding requirements. Phantom unit awards granted to employees vest 33%, 33% and 34% per year beginning on the first anniversary of the grant date.
Equity-based liability award activity
The following table presents activity for equity-based liability awards for the year ended December 31, 2024:

(in thousands)	Cash-settled performance share unit awards	Phantom unit awards
Outstanding as of December 31, 2023	158	2
Granted	141	—
Forfeited	(1)	—
Vested(1)(2)	(83)	(2)
Outstanding as of December 31, 2024	215	—
_____________________________________________________________________________
(1)The cash-settled performance share unit awards granted on March 9, 2021 had a performance period of January 1, 2021 to December 31, 2023 and, as their market and performance criteria were satisfied, resulted in a 145.83% payout, or 120,297 units. As such, the granted awards vested and were paid out in cash on March 8, 2024 at $50.38 per unit based on the Company's closing stock price on the vesting date.
(2)On March 1, 2024, the vested phantom unit awards were settled and paid out in cash at a fair value of $50.81 based on the Company's closing stock price on the vesting date.
As of December 31, 2024, total unrecognized cost related to equity-based liability awards was $3.2 million, which will be settled in cash. Such cost will be recognized on a straight-line basis over an expected weighted-average period of 1.78 years.

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements
Fair value assumptions
The Company utilizes the closing stock price on the grant date to determine the fair value of restricted stock awards.
The following table presents (i) the assumptions used to estimate the fair values per performance share unit and (ii) the expense per performance share unit, which is the fair value per performance share unit adjusted for the estimated payout of the performance criteria, for the outstanding performance share unit awards as of December 31, 2024 for the grant dates presented:

	Share-settled performance share unit awards	Cash-settled performance share unit awards	Cash-settled performance share unit awards
	February 22, 2022	February 15, 2023	February 20, 2024
Remaining performance period on grant date	2.86 years	N/A	N/A
Remaining performance period	N/A	1 year	2 years
Risk-free interest rate(1)	1.71%	4.17%	4.21%
Dividend yield	—%	—%	—%
Expected volatility(2)	119.25%	41.59%	45.82%
Expense per performance share unit as of December 31, 2024	$108.52	$24.60	$25.36
______________________________________________________________________________
(1)The remaining performance period matched zero-coupon risk-free interest rate was derived from the U.S. Treasury constant maturities yield curve on the grant date for each respective award.
(2)The Company utilized its own remaining performance period matched historical volatility in order to develop the expected volatility.
Equity-based compensation
The following table reflects equity-based compensation expense for the years presented:

	Years ended December 31,
(in thousands)	2024	2023	2022
Equity awards:
Restricted stock awards	$16,364	$12,114	$8,596
Share-settled performance share unit awards	1,972	1,855	1,590
Total share-settled equity-based compensation, gross	$18,336	$13,969	$10,186
Less amounts capitalized	(3,690)	(2,975)	(1,783)
Total share-settled equity-based compensation, net	$14,646	$10,994	$8,403
Liability awards:
Cash-settled performance share unit awards	$2,116	$2,932	$741
Phantom unit awards	20	270	1,186
Total cash-settled equity-based compensation, gross	$2,136	$3,202	$1,927
Less amounts capitalized	(18)	(50)	(272)
Total cash-settled equity-based compensation, net	$2,118	$3,152	$1,655
Total equity-based compensation, net	$16,764	$14,146	$10,058

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements

Note 10	Net income (loss) per common share
Basic net income (loss) per common share is computed by first subtracting preferred stock dividends from net income (loss) to arrive at net income (loss) available to common stockholders, and then dividing net income (loss) available to common stockholders by the basic weighted-average common shares outstanding for the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the diluted weighted-average common shares outstanding for the period, which reflects the potential dilution of preferred stock and non-vested equity-based compensation awards. See Notes 8 and 9 for additional discussion of the Company's preferred stock and equity-based compensation awards. For the year ended December 31, 2024, all these awards were anti-dilutive due to the Company's net loss and, therefore, were excluded from the calculation of diluted net loss per common share.
The following table reflects the calculations of basic and diluted (i) weighted-average common shares outstanding and (ii) net income (loss) per common share for the periods presented:

	Years ended December 31,
(in thousands, except for per share data)	2024	2023	2022
Net income (loss)	$(173,521)	$695,078	$631,512
Less: Preferred stock dividends	(652)	(449)	—
Net income (loss) available to common stockholders	$(174,173)	$694,629	$631,512
Weighted-average common shares outstanding:
Basic	36,725	20,254	16,672
Dilutive non-vested restricted stock awards	—	106	183
Dilutive non-vested share-settled performance share unit awards	—	2	12
Dilutive preferred stock	—	421	—
Diluted	36,725	20,783	16,867
Net income (loss) per common share:
Basic	$(4.74)	$34.30	$37.88
Diluted	$(4.74)	$33.44	$37.44

Anti-dilutive weighted-average common shares outstanding(1):
Non-vested restricted stock awards	221	254	7
Non-vested share-settled performance share unit awards	16	—	19
Preferred stock	581	—	—
_____________________________________________________________________________
(1)Shares excluded from the diluted net income (loss) per common share calculation because their effect would be anti-dilutive.

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements

Note 11	Derivatives
The Company has two types of derivative instruments as of December 31, 2024: (i) commodity derivatives and (ii) a contingent consideration derivative. See (i) Note 2 for the Company's significant accounting policies for derivatives and presentation in the consolidated financial statements, (ii) Note 12 for fair value measurement of derivatives on a recurring basis and (iii) Note 18 for derivatives subsequent events.
The following table summarizes components the Company's gain (loss) on derivatives, net by type of derivative instrument for the periods presented:

	Years ended December 31,
(in thousands)	2024	2023	2022
Commodity	$52,931	$89,951	$(291,959)
Contingent consideration	(14,791)	6,279	(6,764)
Gain (loss) on derivatives, net	$38,140	$96,230	$(298,723)

Commodity
Due to the inherent volatility in oil, NGL and natural gas prices and the sometimes wide pricing differentials between where the Company produces and where the Company sells such commodities, the Company engages in commodity derivative transactions, such as puts, swaps, collars and basis swaps to hedge price risk associated with a portion of the Company's anticipated sales volumes. By removing a portion of the price volatility associated with future sales volumes, the Company expects to mitigate, but not eliminate, the potential effects of variability in cash flows from operations. During the year ended December 31, 2024, the Company's derivatives were settled based on reported prices on commodity exchanges, with (i) oil derivatives settled based on WTI NYMEX, Argus WTI Midland and Argus WTI Formula Basis pricing, (ii) NGL derivatives settled based on Mont Belvieu OPIS pricing and (iii) natural gas derivatives settled based on Henry Hub NYMEX and Waha Inside FERC pricing.
The following table summarizes open commodity derivative positions as of December 31, 2024, for commodity derivatives that were entered into through December 31, 2024, for the settlement periods presented:

	Year 2025	Year 2026	Year 2027
Oil:
WTI NYMEX - Swaps:
Volume (Bbl)	16,074,000	4,005,000	—
Weighted-average price ($/Bbl)	$74.79	$71.42	$—
Natural gas:
Waha Inside FERC - Swaps:
Volume (MMBtu)	42,705,000	44,530,000	43,800,000
Weighted-average price ($/MMBtu)	$2.31	$2.43	$2.70

Contingent consideration
On May 7, 2021, the Company entered into a purchase and sale agreement (the "Sixth Street PSA"), to sell 37.5% of the Company's working interest in certain producing wellbores and the related properties primarily located within Glasscock and Reagan Counties, Texas. The Sixth Street PSA provided for potential contingent payments to be paid to the Company if certain cash flow targets are met related to divested oil and natural gas property operations (the"Sixth Street Contingent Consideration"). The Sixth Street Contingent Consideration provides the Company with the right to receive up to a maximum of $93.7 million in additional cash consideration, comprised of potential quarterly payments through June 2027 totaling up to $38.7 million and a potential balloon payment of $55.0 million in June 2027. As of December 31, 2024, the Company had received life-to-date contingent consideration payments of $4.3 million, with maximum remaining potential cash consideration totaling $79.1 million. The fair value of the Sixth Street Contingent Consideration was determined to be $16.3 million as of December 31, 2024 and $31.1 million as of December 31, 2023.

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements

Note 12	Fair value measurements
The Company has categorized its assets and liabilities measured at fair value, based on the priority of inputs to the valuation techniques, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).
Assets and liabilities recorded at fair value on the consolidated balance sheets are categorized based on inputs to the valuation techniques as follows:

Level 1—
Assets and liabilities recorded at fair value for which values are based on unadjusted quoted prices for identical assets or liabilities in an active market that management has the ability to access. Active markets are considered to be those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2—	Assets and liabilities recorded at fair value for which values are based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the assets or liabilities. Substantially all of these inputs are observable in the marketplace throughout the full term of the price risk management instrument and can be derived from observable data or supported by observable levels at which transactions are executed in the marketplace.

Level 3—	Assets and liabilities recorded at fair value for which values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Unobservable inputs are not corroborated by market data. These inputs reflect management's own assumptions about the assumptions a market participant would use in pricing the asset or liability.

Fair value measurement on a recurring basis
For further discussion of the Company's derivatives, see Notes (i) 2 for the Company's significant accounting policies for derivatives, (ii) 11 for derivatives and (iii) 18 for derivatives subsequent events.
Balance sheet presentation
The following tables present the Company's derivatives by (i) balance sheet classification, (ii) derivative type and (iii) fair value hierarchy level, and provide a total, on a gross basis and a net basis reflected in "Derivatives" on the consolidated balance sheets as of the dates presented:

	December 31, 2024
(in thousands)	Level 1	Level 2	Level 3	Total gross fair value	Amounts offset	Net fair value presented on the consolidated balance sheets
Assets:
Current:
Commodity	$—	$98,825	$—	$98,825	$2,638	$101,463
Contingent consideration	—	—	11	11	—	11
Noncurrent:
Commodity	—	28,126	—	28,126	(9,866)	18,260
Contingent consideration	—	—	16,304	16,304	—	16,304
Liabilities:
Current:
Commodity	—	2,638	—	2,638	(2,638)	—
Noncurrent:
Commodity	—	(15,680)	—	(15,680)	9,866	(5,814)
Net derivative asset positions	$—	$113,909	$16,315	$130,224	$—	$130,224

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements

	December 31, 2023
(in thousands)	Level 1	Level 2	Level 3	Total gross fair value	Amounts offset	Net fair value presented on the consolidated balance sheets
Assets:
Current:
Commodity	$—	$106,067	$—	$106,067	$(9,032)	$97,035
Contingent consideration	—	—	2,301	2,301	—	2,301
Noncurrent:
Commodity	—	22,266	—	22,266	—	22,266
Contingent consideration	—	—	28,805	28,805	—	28,805
Liabilities:
Current:
Commodity	—	(9,032)	—	(9,032)	9,032	—
Net derivative asset positions	$—	$119,301	$31,106	$150,407	$—	$150,407
Commodity
Significant Level 2 inputs associated with the calculation of discounted cash flows used in the fair value mark-to-market analysis of commodity derivatives include each commodity derivative contract's corresponding commodity index price(s), forward price curve models for substantially similar instruments and counterparty risk-adjusted discount rates generated from a compilation of data gathered by a third-party valuation specialist. The Company reviewed the third-party specialist's valuations of commodity derivatives, including the related inputs, and analyzed changes in fair values between reporting dates.
Contingent consideration
The Sixth Street Contingent Consideration was categorized as Level 3, as the Company utilized its own cash flow projections along with a risk-adjusted discount rate generated by a third-party valuation specialist to determine the valuation. The Company reviewed the third-party specialist's valuation, including the related inputs, and analyzed changes in fair values between the divestiture closing date and the reporting dates. The fair value of the Sixth Street Contingent Consideration was recorded as part of the basis in the oil and natural gas properties divested and as a contingent consideration asset. At each quarterly reporting period, the Company remeasures contingent consideration with the change in fair values recognized in "Gain (loss) on derivatives, net" under "Non-operating income (expense)" on the consolidated statement of operations.
The following table summarizes the changes in contingent consideration derivatives classified as Level 3 measurements for the periods presented:

	Years ended December 31,
(in thousands)	2024	2023	2022
Balance of Level 3 at beginning of year	$31,106	$26,640	$35,861
Change in Sixth Street Contingent Consideration fair value	(14,791)	6,279	(6,764)
Settlements realized(1)	—	(1,813)	(2,457)
Balance of Level 3 at end of year	$16,315	$31,106	$26,640
_____________________________________________________________________________
(1)Amounts are included in "Other, net" in cash flows from investing activities on the consolidated statements of cash flows.

Items not accounted for at fair value
The carrying amounts reported on the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable, accrued capital expenditures, undistributed revenue and royalties and other accrued assets and liabilities approximate their fair values.

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements
The Company has not elected to account for its debt instruments at fair value. The following table presents the carrying amounts and fair values of the Company's debt as of the dates presented:

	December 31, 2024		December 31, 2023
(in thousands)	Carrying amount(1)	Fair value(2)	Carrying amount(1)	Fair value(2)
Debt	$2,480,578	$2,455,032	$1,633,523	$1,658,686
_____________________________________________________________________________
(1)Amounts presented do not include issuance premiums or discounts.
(2)The fair values of the outstanding notes were determined using the Level 2 fair value hierarchy quoted market prices for each respective instrument as of December 31, 2024 and 2023. The fair values of the outstanding amounts under the Senior Secured Credit Facility approximate the carrying values based on short-term floating interest rates available to the Company as of December 31, 2024 and 2023.

Note 13	Income taxes
The Company is subject to federal and state income taxes and the Texas franchise tax. The following table presents the "Current" and "Deferred" income tax benefit (expense) reported on the consolidated statements of operations for the periods presented:

	Years ended December 31,
(in thousands)	2024	2023	2022
Current income tax benefit (expense):
Federal	$—	$—	$—
State	(2,456)	(5,723)	(6,121)
Deferred income tax benefit (expense):
Federal	47,254	190,341	—
State	2,942	(1,281)	619
Total income tax benefit (expense):	$47,740	$183,337	$(5,502)
Total income tax benefit (expense) differed from amounts computed by applying the applicable federal income tax rate of 21% for the years ended December 31, 2024, 2023 and 2022 to pre-tax earnings as a result of the following:

	Years ended December 31,
(in thousands)	2024	2023	2022
Income tax benefit (expense) computed by applying the statutory rate	$46,465	$(107,466)	$(133,773)
Change in deferred tax valuation allowance	—	297,658	144,480
Non-deductible equity-based compensation	—	—	(19,301)
State income tax and change in state valuation allowance	(609)	(5,803)	8,058
Other items	1,884	(1,052)	(4,966)
Total income tax benefit (expense)	$47,740	$183,337	$(5,502)
The Company is required to estimate the federal and state income taxes in each of the jurisdictions it operates in. This process involves estimating the actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and financial accounting purposes. These differences and the Company's net operating loss ("NOL") carryforwards result in deferred tax assets and liabilities.

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements
The following table presents significant components of the Company's net deferred tax asset as of the dates presented:

(in thousands)	December 31, 2024	December 31, 2023
Deferred tax assets:
Net operating loss carryforwards	$206,752	$264,114
Oil and natural gas properties, midstream service assets and other fixed assets	49,765	—
Equity-based compensation	1,703	232
Interest expense limitation	20,599	3,908
Other	6,585	4,117
Total deferred tax assets	285,404	272,371
Valuation allowance	(18,372)	(20,145)
Deferred tax assets, net of valuation allowance	267,032	252,226
Deferred tax liabilities:
Oil and natural gas properties, midstream service assets and other fixed assets	—	(36,524)
Derivatives	(27,347)	(25,353)
Other	—	(1,513)
Total deferred tax liabilities	(27,347)	(63,390)
Total net deferred tax asset(1)	$239,685	$188,836
___________________________________________________________________________
(1)The net deferred tax asset as of December 31, 2024 and 2023 is included in "Deferred income taxes" on the consolidated balance sheet.
As of December 31, 2024, the Company had federal NOL carryforwards totaling $897.0 million, of which $530.2 million is subject to expiration and will begin to expire in 2035 and $366.8 million of which will not expire but may be limited in future periods, and state of Oklahoma NOL carryforwards totaling $459.3 million, none of which will expire.
As of December 31, 2024, the Company had approximately $239.7 million in net deferred tax assets, which are primarily the result of U.S. NOL carryforwards of 206.8 million, that can be used to offset taxable income in future periods and reduce the Company's income taxes payable in those future periods. Some of these NOL carryforwards will expire if they are not used within certain periods.
At this time, the Company considers it more-likely-than-not that it will have sufficient taxable income in the future that will allow the utilization of its federal NOL carryforwards and realize its deferred tax assets. However, it is possible that some or all of these NOL carryforwards, that are subject to expiration could ultimately expire unused and prevent us from realizing the full value of the deferred tax assets. Our assessment relies on the ability to forecast sufficient taxable income from operations, however any future impairments, as a result of the full cost ceiling limitation, may limit that reliance. As a result, a full or partial valuation allowance to reduce the Company's deferred tax assets may be required, which would materially increase its expenses in the period the allowance is recognized. As of December 31, 2024, the Company continues to maintain a full valuation allowance against its state of Oklahoma deferred tax assets.
A valuation allowance of $298.2 million was recorded against the gross deferred tax asset balance as of December 31, 2022, on the basis of management’s assessment that its deferred tax assets did not meet the standard for recognition. As of each reporting date, the Company considers new evidence, both positive and negative, that could affect its view of the future realization of deferred tax assets. During the year ended December 31, 2023, the Company determined that there was sufficient positive evidence to conclude that it is more-likely-than-not its federal deferred tax assets are realizable. For the year ended December 31, 2023, the Company recorded $183.3 million of tax benefit, which is primarily attributable to the release of the valuation allowance.
The Company's effective tax rate is affected by changes in valuation allowances, recurring permanent differences and discrete items that may occur in any given year, but are not consistent from year to year. For the year ended December 31, 2024, the Company's effective tax rate was 21.6% and the current tax expense was related to Texas franchise tax. For the year ended December 31, 2023, the Company's effective tax rate was not meaningful due to the release of its valuation allowance. For the year ended December 31, 2022, the Company had recorded a full valuation allowance against its federal and Oklahoma

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements
net deferred tax asset position and the only tax expense was related to Texas franchise tax. For the years ended December 31, 2024 and 2022, the Company’s items of discrete income tax expense or benefit were not material.
If the Company were to experience an "ownership change" as determined under Section 382 of the Internal Revenue Code, the Company's ability to offset taxable income arising after the ownership change with NOLs arising prior to the ownership change could be significantly limited. Based on information available as of February 15, 2025, no such ownership change has occurred.
On August 16, 2022, the U.S. Inflation Reduction Act of 2022 (the "IRA") was signed into U.S. law. The IRA includes various tax provisions, including a 1% excise tax on stock repurchases made by publicly traded U.S. corporations and a 15% corporate alternative minimum tax ("CAMT") that applies to certain corporations with adjusted financial statement income in excess of $1.0 billion. Based on the Company's interpretation of the IRA, CAMT and related guidance, the Company does not expect the CAMT to impact its tax obligation for the 2024 taxable year; however, the 1% excise tax on stock repurchases will apply to the share repurchase program. The Company continues to evaluate the IRA and its effect on the Company's financial results and operating cash flows.
The Company closed two acquisitions during 2024. For income tax purposes, both the PEP Acquisition and the Point Acquisition were treated as asset purchases. As such, the tax basis in the assets and liabilities will generally reflect the allocated fair value at closing. Therefore, the Company did not record any deferred income taxes as part of the purchase consideration. See Note 3 for additional information regarding the Company's acquisitions.

Note 14	Credit risk
Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, accounts receivable and commodity derivatives. The Company places its cash and cash equivalents with high credit quality financial institutions. The Company currently uses commodity derivatives to hedge its exposure to commodity prices. These transactions expose the Company to potential credit risk from its counterparties. The Company has entered into International Swaps and Derivatives Association Master Agreements ("ISDA Agreements") with each of its commodity derivative counterparties, each of whom is also a lender in its Senior Secured Credit Facility, which, together with hedge agreements with lenders under such facility, is secured by its oil, NGL and natural gas reserves; therefore, the Company is not required to post any additional collateral. The Company does not require collateral from its commodity derivative counterparties. The terms of the ISDA Agreements provide the non-defaulting or non-affected party the right to terminate the agreement upon the occurrence of certain events of default and termination events by a party and also provide for the marking to market of outstanding positions and the offset of the mark to market amounts owed to and by the parties (and in certain cases, the affiliates of the non-defaulting or non-affected party) upon termination; therefore, the credit risk associated with its commodity derivative counterparties is somewhat mitigated. The Company minimizes the credit risk in commodity derivatives by: (i) limiting its exposure to any single counterparty, (ii) entering into commodity derivatives only with counterparties that meet its minimum credit quality standard or have a guarantee from an affiliate that meets its minimum credit quality standard and (iii) monitoring the creditworthiness of its counterparties on an ongoing basis. As of December 31, 2024, the Company had a net asset position of $113.9 million from the fair values of its open commodity derivative contracts. See "Part II, Item 7A. Quantitative and Qualitative Disclosures About Market Risk" located elsewhere in this Annual Report and Notes 2, 11, 12 and 18 for additional information regarding the Company's derivatives.
The Company typically sells production to a relatively limited number of customers, as is customary in the exploration, development and production business. The Company's sales of purchased oil are generally made to a few customers. The Company's joint operations accounts receivable are from a number of oil and natural gas companies, partnerships, individuals and others who own interests in the oil and natural gas properties operated by the Company.
The majority of the Company's accounts receivable are unsecured. On occasion the Company requires its customers to post collateral, and the inability or failure of the Company's significant customers to meet their obligations to the Company or their insolvency or liquidation may adversely affect the Company's financial results. In the current market environment, the Company believes that it could sell its production to numerous companies, so that the loss of any one of its major purchasers would not have a material adverse effect on its financial condition and results of operations solely by reason of such loss. Additionally, management believes that any credit risk imposed by a concentration in the oil and natural gas industry is offset by the creditworthiness of the Company's customer base and industry partners. The Company routinely assesses the

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements
recoverability of all material trade and other receivables to determine collectability. See Note 2 for additional information regarding the Company's accounts receivable and revenue recognition.
The following table presents purchasers that individually accounted for 10% or more of the Company's oil, NGL and natural gas sales in at least one of the years presented:

	Years ended December 31,
	2024	2023	2022
Purchaser A	24%	N/A(1)	N/A(1)
Purchaser B	17%	32%	33%
Purchaser C	17%	21%	N/A(1)
Purchaser D	N/A(1)	N/A(1)	18%
Purchaser E	N/A(1)	N/A(1)	17%
Purchaser F	N/A(1)	12%	N/A(1)
_____________________________________________________________________________
(1)    This purchaser did not account for 10% or greater of the Company's oil, NGL and natural gas sales during the indicated period.
For the years ended December 31, 2024, 2023 and 2022, the Company's sales of purchased oil represented less than 10% of total revenue.

Note 15	Commitments and contingencies
From time to time, the Company is subject to various legal proceedings arising in the ordinary course of business, including those that arise from interpretation of federal, state and local laws and regulations affecting the oil and natural gas industry, personal injury claims, title disputes, royalty disputes, contract claims, contamination claims relating to oil and natural gas exploration and development and environmental claims, including claims involving assets previously sold to third parties and no longer part of the Company's current operations. The Company may not have insurance coverage for some of these proceedings and failure to comply with applicable laws and regulations can result in substantial penalties. While many of these matters involve inherent uncertainty, as of the date hereof, the Company believes that any such legal proceedings, if ultimately decided adversely, will not have a material adverse effect on the Company's business, financial position, results of operations or liquidity.
The Company has committed to deliver, for sale or transportation, fixed volumes of product under certain contractual arrangements that specify the delivery of a fixed and determinable quantity. If not fulfilled, the Company is subject to firm transportation payments on excess pipeline capacity and other contractual penalties. These commitments are normal and customary for the Company's business. In certain instances, the Company has used spot market purchases to meet its commitments in certain locations or due to favorable pricing. As of December 31, 2024, future firm sale and transportation commitments of $88.0 million are expected to be satisfied and, as such, are not recorded as a liability on the consolidated balance sheet.
The Company has committed to purchase a fixed supply of electricity at specified prices through 2029. As of December 31, 2024, future minimum payments under the terms of this agreement are $187.0 million.
The Company has committed to take delivery of processed sand, which is utilized in the Company's completions activities, at specified prices through 2026. As of December 31, 2024, future minimum purchase commitments under the terms of these agreements are estimated to be $40.8 million.

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements

Note 16	Related parties

Halliburton
The Chairman of the Company's board of directors is on the board of directors of Halliburton Company ("Halliburton"). Halliburton provides drilling and completions services to the Company. The Company has a lease agreement with Halliburton, which became effective during the first quarter of 2023 and extends through 2025, to provide an electric fracture stimulation crew and the related services. Under the agreement, the Company had a lease liability of $24.0 million as of December 31, 2024 and $59.7 million as of December 31, 2023, which is included in both current and noncurrent "Operating lease liabilities" on the consolidated balance sheets. Services provided under the lease agreement do not differ substantially from historical services provided by Halliburton, which were previously not subject to a long-term agreement. Payments to Halliburton are included in capital expenditures for oil and natural gas properties in cash flows from investing activities on the consolidated statements of cash flows.
The following table presents the capital expenditures for oil and natural gas properties paid to Halliburton included in the consolidated statements of cash flows for the periods presented:

	Years ended December 31,
(in thousands)	2024	2023	2022
Capital expenditures for oil and natural gas properties	$86,006	$113,291	$103,152

Note 17	Segment reporting
The Company engages in a single activity, the exploration and development of oil and natural gas properties in the Permian Basin of West Texas, and, as such, has one reportable segment based upon the Company’s current organizational and management structure. The accounting policies for the segment, including those related to revenue, are the same as those described in Note 2. Net income (loss), which is reported on the consolidated statements of operations, is the metric most consistent with GAAP that the Company uses to evaluate its performance and make decisions around the timing and allocation of capital investments and debt reduction. The Company does not use a measure of segment assets in its decision making. The Company’s chief operating decision maker (“CODM”) is the Senior Executive Team. There are no significant expense categories regularly provided to the CODM beyond those disclosed in the consolidated statements of operations.

Note 18	Subsequent events

Senior Secured Credit Facility
Subsequent to December 31, 2024, the Company borrowed $90.0 million and repaid $115.0 million on the Senior Secured Credit Facility. As a result, the outstanding balance under the Senior Secured Credit Facility was $855.0 million as of February 19, 2025. See Note 7 for additional discussion of the Senior Secured Credit Facility.

Table of Contents	Vital Energy, Inc.
Notes to the consolidated financial statements

Commodity derivatives
The following table summarizes the Company's open oil and natural gas derivative positions as of December 31, 2024, updated for the derivative transactions entered into from December 31, 2024 through February 19, 2025, for the settlement periods presented:

	Year 2025	Year 2026	Year 2027
Oil:
WTI NYMEX - Swaps:
Volume (Bbl)	17,433,000	4,005,000	—
Weighted-average price ($/Bbl)	$74.75	$71.42	$—
NGL:
Non-TET Propane - Swaps:
Volume (Bbl)	3,131,000	—	—
Weighted-average price ($/Bbl)	$34.16	$—	$—
Non-TET Ethane - Swaps:
Volume (Bbl)	3,938,000	—	—
Weighted-average price ($/Bbl)	$11.04	$—	$—
Natural gas:
Waha Inside FERC - Swaps:
Volume (MMBtu)	42,705,000	44,530,000	43,800,000
Weighted-average price ($/MMBtu)	$2.31	$2.43	$2.70
See Note 11 for additional discussion regarding the Company's derivatives. There has been no other derivative activity subsequent to December 31, 2024.

Table of Contents	Vital Energy, Inc.
Unaudited Supplementary Information

Supplemental oil, NGL and natural gas disclosures

Costs incurred in oil and natural gas property acquisition, exploration and development activities
The following table presents costs incurred in the acquisition, exploration and development of oil and natural gas properties, with asset retirement obligations included in evaluated property acquisition costs and development costs, for the periods presented:

	Years ended December 31,
(in thousands)	2024	2023	2022
Property acquisition costs:
Evaluated	$878,359	$1,328,571	$8,295
Unevaluated	83,242	401,533	3,470
Exploration costs	27,128	29,612	26,384
Development costs	846,509	633,413	540,447
Total oil and natural gas properties costs incurred	$1,835,238	$2,393,129	$578,596

Aggregate capitalized oil, NGL and natural gas costs
The following table presents the aggregate capitalized costs related to oil, NGL and natural gas production activities with applicable accumulated depletion and impairment as of the dates presented:

(in thousands)	December 31, 2024	December 31, 2023
Gross capitalized costs:
Evaluated properties	$13,587,040	$11,799,155
Unevaluated properties not being depleted	242,792	195,457
Total gross capitalized costs	13,829,832	11,994,612
Less accumulated depletion and impairment	(8,966,200)	(7,764,697)
Net capitalized costs	$4,863,632	$4,229,915
The following table presents a summary of the unevaluated property costs not being depleted as of December 31, 2024, by year in which such costs were incurred:

(in thousands)	2024	2023	2022	2021 and prior	Total
Unevaluated properties not being depleted	$117,789	$106,094	$695	$18,214	$242,792
Unevaluated properties, which are not subject to depletion, are not individually significant and consist of costs for acquiring oil and natural gas leasehold where no evaluated reserves have been identified, including costs of wells being evaluated. The evaluation process associated with these properties has not been completed and therefore, the Company is unable to estimate when these costs will be included in the depletion calculation.

Table of Contents	Vital Energy, Inc.
Unaudited Supplementary Information

Results of operations of oil, NGL and natural gas producing activities
The following table presents the results of operations of oil, NGL and natural gas producing activities (excluding corporate overhead and interest costs) for the periods presented:

	Years ended December 31,
(in thousands)	2024	2023	2022
Revenues:
Oil, NGL and natural gas sales	$1,935,290	$1,528,633	$1,794,374
Production costs:
Lease operating expenses	448,078	261,129	173,983
Production and ad valorem taxes	117,947	93,224	110,997
Oil transportation and marketing expenses	44,843	41,284	53,692
Gas gathering, processing and transportation expenses	17,825	2,013	—
Total production costs	628,693	397,650	338,672
Other costs:
Depletion	720,190	446,611	298,259
Accretion of asset retirement obligation	3,918	3,518	3,653
Impairment expense	481,305	—	—
Income tax expense(1)	22,260	149,788	11,538
Total other costs	1,227,673	599,917	313,450
Results of operations	$78,924	$531,066	$1,142,252
_____________________________________________________________________________
(1)During the year ended December 31, 2022, the Company recorded a full valuation allowance against its deferred tax assets related to its oil, NGL and natural gas producing activities. Accordingly, the income tax expense was computed utilizing the Company's effective tax rate of 1% for the year ended December 31, 2022. During 2023, the Company determined that there was sufficient positive evidence to conclude that it is more-likely-than-not its federal deferred tax assets are realizable and released the valuation allowance. As such, the income tax expense for the years ended December 31, 2024 and 2023 is calculated using the statutory rate of 22%.

Net proved oil, NGL and natural gas reserves
Ryder Scott Company, L.P. ("Ryder Scott"), the Company's independent reserve engineers, estimated 100% of the Company's proved reserves as of December 31, 2024, 2023 and 2022. In accordance with SEC regulations, the reserves as of December 31, 2024, 2023 and 2022 were estimated using the Realized Prices, which reflect adjustments to the Benchmark Prices for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point. See Note 6 for these Realized Prices. The Company's reserves are reported in three streams: oil, NGL and natural gas.
The SEC has defined proved reserves as the estimated quantities of oil, NGL and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. The process of estimating oil, NGL and natural gas reserves is complex, requiring significant decisions in the evaluation of available geological, geophysical, engineering and economic data. The data for a given property may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and a continual reassessment of the viability of production under changing economic conditions. As a result, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various properties increase the likelihood of significant changes in these estimates. If such changes are material, they could significantly affect future amortization of capitalized costs and result in impairment of assets that may be material.

Table of Contents	Vital Energy, Inc.
Unaudited Supplementary Information
The following tables provide an analysis of the changes in estimated proved reserve quantities of oil, NGL and natural gas for the years ended December 31, 2024, 2023 and 2022, all of which are located within the U.S.:

	Oil (MBbl)	NGL (MBbl)	Natural gas (MMcf)	MBOE
Proved developed and undeveloped reserves:
As of December 31, 2021	120,902	100,047	586,145	318,640
Revisions of previous estimates	(9,792)	(4,561)	(14,694)	(16,802)
Extensions, discoveries and other additions	21,351	7,162	33,767	34,141
Divestitures of reserves in place	(2,165)	(808)	(3,671)	(3,585)
Production	(13,838)	(8,028)	(49,259)	(30,076)
As of December 31, 2022	116,458	93,812	552,288	302,318
Revisions of previous estimates	(28,564)	(20,823)	(55,284)	(58,601)
Extensions, discoveries and other additions	11,175	10,281	56,329	30,844
Acquisitions of reserves in place	77,609	47,261	244,253	165,578
Production	(16,895)	(9,128)	(55,404)	(35,256)
As of December 31, 2023	159,783	121,403	742,182	404,883
Revisions of previous estimates	(24,165)	(2,402)	(55,420)	(35,805)
Extensions, discoveries and other additions	29,119	18,859	109,190	66,177
Acquisitions of reserves in place	40,988	15,060	77,751	69,007
Production	(22,585)	(13,270)	(78,794)	(48,987)
As of December 31, 2024	183,140	139,650	794,909	455,275

Proved developed reserves:
December 31, 2021	70,727	78,908	494,476	232,048
December 31, 2022	70,333	75,156	464,567	222,917
December 31, 2023	104,993	89,449	555,472	287,021
December 31, 2024	118,966	101,229	587,785	318,159
Proved undeveloped reserves:
December 31, 2021	50,175	21,139	91,669	86,592
December 31, 2022	46,125	18,656	87,721	79,401
December 31, 2023	54,790	31,954	186,710	117,862
December 31, 2024	64,174	38,421	207,124	137,116
The following discussion is for the year ended December 31, 2024.
•Revisions of previous estimates consisted of (i) 27,033 MBOE of negative revisions due to proved undeveloped locations that were removed due to a change in the five-year development plan following consideration of recent acquisitions, (ii) 10,910 MBOE of negative revisions from a decrease in the Realized Prices for oil, NGL and natural gas, (iii) 1,220 MBOE of negative revisions due to changes in performance and other economic assumptions on proved wells and locations and (iv) 3,358 MBOE of positive revisions due to the inclusion of proved undeveloped locations that were removed from the development plan in prior years.
•Extensions, discoveries and other additions consisted of (i) 6,094 MBOE from proved developed locations and (ii) 60,083 MBOE for new horizontal proved undeveloped locations, added in the Company’s acreage in both the Delaware and Midland Basins.
•Acquisitions of reserves in place consisted of (i) 34,880 MBOE from proved developed producing wells, (ii) 27,072 MBOE from proved undeveloped producing wells and (iii) 7,055 MBOE of additional reserves from proved developed producing wells already operated by the company.
•The Company converted 40,914 MBOE of proved undeveloped reserves into proved developed reserves in 2024.

Table of Contents	Vital Energy, Inc.
Unaudited Supplementary Information
The following discussion is for the year ended December 31, 2023.
•Revisions of previous estimates consisted of (i) 16,240 MBOE of negative revisions from performance of proved developed producing wells, (ii) 4,470 MBOE of positive revisions from an increase in previously estimated quantities of proved undeveloped locations, (iii) 8,679 MBOE of negative revisions from a decrease in the Realized Prices for oil, NGL and natural gas, (iv) 12,030 MBOE of negative revisions from changes to economic assumptions on proved wells and (v) 26,122 MBOE of negative revisions due to 45 proved undeveloped locations that were removed from the development plan.
•Extensions, discoveries and other additions consisted of 30,246 MBOE that resulted from new horizontal proved undeveloped locations added in the Company's acreage in Howard County, Texas and Western Glasscock Counties, Texas.
•Acquisitions of reserves in place consisted of (i) 104,323 MBOE from proved developed producing wells and (ii) 61,255 MBOE from proved undeveloped locations.
The following discussion is for the year ended December 31, 2022.
•Revisions of previous estimates consisted of (i) 9,531 MBOE of negative revisions from performance of proved developed producing wells, (ii) 1,837 MBOE of negative revisions from a decrease in previously estimated quantities of proved undeveloped locations, (iii) 4,351 MBOE of positive revisions from an increase in the Realized Prices for oil, NGL and natural gas and other changes to proved wells and (iv) 9,785 MBOE of negative revisions due to 16 proved undeveloped locations that were removed from the development plan.
•Extensions, discoveries and other additions consisted of (i) 3,850 MBOE that resulted from new wells drilled and (ii) 30,291 MBOE that resulted from new horizontal proved undeveloped locations added in the Company's acreage in Howard and western Glasscock Counties.
•Divestiture of reserves in place related to the divestment of non-operated properties in Howard County.

Standardized measure of discounted future net cash flows
The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the oil, NGL and natural gas reserves of the property. An estimate of fair value would take into account, among other things, the recovery of reserves not presently classified as proved, the value of proved properties and consideration of expected future economic and operating conditions.
The estimates of future cash flows and future production and development costs as of December 31, 2024, 2023 and 2022 are based on the Realized Prices, which reflect adjustments to the Benchmark Prices for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point. All Realized Prices are held flat over the forecast period for all reserve categories in calculating the discounted future net cash flows. Any effect from the Company's commodity hedges is excluded. In accordance with SEC regulations, the proved reserves were anticipated to be economically producible from the "as of date" forward based on existing economic conditions, including prices and costs at which economic producibility from a reservoir was determined. These costs, held flat over the forecast period, include development costs, operating costs, ad valorem and production taxes and abandonment costs after salvage. Future income tax expenses are computed using the appropriate year-end statutory tax rates applied to the future pretax net cash flows from proved oil, NGL and natural gas reserves, less the tax basis of the Company's oil and natural gas properties. The estimated future net cash flows are then discounted at a rate of 10%. The Company's unamortized cost of evaluated oil and natural gas properties exceeded the full cost ceiling for the fourth quarter of 2024 and, as such, the Company recorded a non-cash full cost ceiling impairment of $481.3 million during the year ended December 31, 2024. No full cost ceiling impairment was recorded for the years ended December 31, 2023 and 2022. See Note 6 for discussion of the Benchmark Prices and Realized Prices.

Table of Contents	Vital Energy, Inc.
Unaudited Supplementary Information
The following table presents the standardized measure of discounted future net cash flows relating to proved oil, NGL and natural gas reserves for the periods presented:

	Years ended December 31,
(in thousands)	2024	2023	2022
Future cash inflows	$16,640,461	$15,570,267	$16,343,468
Future production costs	(6,466,648)	(5,543,237)	(4,136,380)
Future development costs	(2,155,788)	(1,904,597)	(1,403,721)
Future income tax expenses	(538,142)	(669,158)	(1,587,677)
Future net cash flows	7,479,883	7,453,275	9,215,690
10% discount for estimated timing of cash flows	(3,264,563)	(3,302,437)	(4,461,114)
Standardized measure of discounted future net cash flows	$4,215,320	$4,150,838	$4,754,576
It is not intended that the FASB's standardized measure of discounted future net cash flows represent the fair market value of the Company's proved reserves. The Company cautions that the disclosures shown are based on estimates of proved reserve quantities and future production schedules which are inherently imprecise and subject to revision, and the 10% discount rate is arbitrary. In addition, prices and costs as of the measurement date are used in the determinations, and no value may be assigned to probable or possible reserves.
The following table presents the changes in the standardized measure of discounted future net cash flows relating to proved oil, NGL and natural gas reserves for the periods presented:

	Years ended December 31,
(in thousands)	2024	2023	2022
Standardized measure of discounted future net cash flows, beginning of year	$4,150,838	$4,754,576	$3,425,312
Changes in the year resulting from:
Sales, less production costs	(1,308,530)	(1,136,735)	(1,468,946)
Revisions of previous quantity estimates	(105,561)	(964,416)	(99,512)
Extensions, discoveries and other additions	412,846	125,875	667,859
Net change in prices and production costs	(877,407)	(2,560,883)	2,565,963
Changes in estimated future development costs	(48,987)	137,310	(165,579)
Previously estimated development costs incurred during the period	461,230	368,688	260,475
Acquisitions of reserves in place	982,594	2,211,370	—
Divestitures of reserves in place	—	—	(96,222)
Accretion of discount	448,835	624,819	371,625
Net change in income taxes	43,168	371,962	(418,537)
Timing differences and other	56,294	218,272	(287,862)
Standardized measure of discounted future net cash flows, end of year	$4,215,320	$4,150,838	$4,754,576
Estimates of economically recoverable oil, NGL and natural gas reserves and of future net cash flows are based upon a number of variable factors and assumptions, all of which are, to some degree, subjective and may vary considerably from actual results. Therefore, actual production, revenues, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations and other matters. Actual quantities of oil, NGL and natural gas may differ materially from the amounts estimated.